UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

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HURON CONSULTING GROUP INC.
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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550 West Van Buren Street
Chicago, IL 60607
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 3, 2024
The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” "Huron," "we" or "us") will be held on May 3, 2024, at 11:00 a.m. Central Time in a virtual meeting format via live audio webcast at www.virtualshareholdermeeting.com/HURN2024, (the "Annual Meeting") for the following purposes:

1	To elect to the board of directors the three persons nominated by the board of directors to serve as Class II Directors;

2	To approve an amendment to the Company’s Restated Certificate of Incorporation;

3	To approve an amendment to the Company’s Amended and Restated Stock Ownership Participation Program;

4	An advisory vote to approve the Company’s Executive Compensation;

5	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

6	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 4, 2024 will be entitled to notice of and to vote at the Annual Meeting.
Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or proxy card, over the Internet, as promptly as possible. If you received only a Notice of Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.
We intend to hold our Annual Meeting via live audio webcast. You will not be able to attend in person. If we do decide to hold our Annual Meeting in person, then we will announce our decision and post additional information on our Investor Relations website at https://ir.huronconsultinggroup.com. Please check this website in advance of the Annual Meeting date.
Stockholders who wish to attend the Annual Meeting via live audio webcast may do so via the website reflected on their proxy card. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all stockholders regardless of their location. During the Annual Meeting, stockholders will have the opportunity to ask questions of management or directors via live chat and to vote or change their previous vote. You may also address any questions in advance of the Annual Meeting to Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@hcg.com.

By Order of the Board of Directors

Ernest W. Torain, Jr.
Chicago, Illinois March 22, 2024	Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on May 3, 2024

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

Letter from the Independent Directors of the Board

Dear Fellow Stockholders:
We are writing to you as the independent members of the Huron board of directors. As fellow stockholders, we are focused on the successful execution of the Company's long-term strategy and sustaining the alignment between Huron's management compensation programs and the long-term interests of Huron's stockholders.
EXECUTING OUR LONG-TERM GROWTH STRATEGY
The Board and management remain focused on targeting superior shareholder returns through the realization of Huron’s long-term growth strategy, which was first outlined at our investor day in 2022 and is predicated on accelerating revenue growth and improving profitability. We believe the position we have achieved over the past several years has enabled us to make substantial progress in 2023 and note the following highlights:
•Achieved 20% revenue growth compared to 2022, driven by growth across all three of our operating segments;
•Expanded adjusted EBITDA margins1 70 basis points over 2022;
•Increased adjusted diluted earnings per share1 by 43% compared to 2022;
•Returned $124 million to stockholders via share repurchases; and
•Achieved annual total shareholder returns of 42%.
For additional information on our growth strategy and certain additional business results, see the “Executive Compensation” section of this Proxy Statement.
ALIGNED EMPLOYEE PROGRAMS TO DRIVE SHAREHOLDER VALUE
At the 2023 annual meeting, shareholders supported two critical compensation programs. First, 93% of votes cast were in support of the named executive officer compensation. We continue to view this strong support of our compensation programs as a reflection of the deep alignment between our executives’ pay and stockholder value, as well as the Compensation Committee and Board’s stewardship of our people and compensation strategies. Our Say-on-Pay for 2023 Executive Compensation Proposal is found in Proposal 4 of this Proxy Statement and the Board recommends that you vote “FOR” this proposal. We also invite you to consider additional information on our compensation philosophy and decisions in the section titled “Executive Compensation” of this Proxy Statement.
Second, at the 2023 annual meeting, we requested an increase in the number of shares available for grant under the Company’s Omnibus Incentive Plan. We appreciate the continued support for our pay-for-performance compensation philosophy and the approval of this important proposal.
Long-term equity is a key component of our compensation programs for our revenue-generating managing directors and principals. We believe that continuing to provide a portion of our revenue-generating managing directors and principals’ annual incentive in equity not only aligns total compensation for the leaders across our business with performance and our companywide strategic and financial objectives to drive shareholder value, but also is critical to the future success of our business as we attract and retain the talent needed to support our growth strategy.
1 In the discussion of the Company’s 2023 performance, the Board of Directors discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted earnings per share. EBITDA is defined as net income before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring and other charges, other gains and losses, transaction-related expenses, unrealized gains and losses on preferred stock investments, and foreign currency transaction gains and losses. Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of revenues before reimbursable expenses. Adjusted diluted EPS is defined as diluted earnings (loss) per share adjusted by adding back the same items as adjusted EBITDA, excluding foreign currency transaction gains and losses and including amortization of intangible assets, all on a tax effected basis.

Beyond our revenue-generating managing directors and principals, our professionals’ expertise, skills and experience and our unique company culture are our biggest differentiators, and we expect to continue to strategically invest in our workforce to enable the future success of our growth strategy. To continue to attract and retain highly qualified employees and align those employees’ interests with the Company and stockholders, we believe it is critical to provide an opportunity for employee stock ownership.
We are requesting additional shares for our employee Stock Ownership Participation Program, and we ask that you vote in favor of Proposal 3. This plan provides eligible employees below the managing director and principal levels with an opportunity to purchase common stock of the Company through payroll deductions with a company match and, through such ownership, promote alignment with the interests of stockholders of the Company, foster an even stronger commitment to the business objectives of the Company, and further motivate them through the opportunity to share in the growth of the Company.
ESTABLISHED THE FINANCE AND CAPITAL ALLOCATION COMMITTEE
As part of its regular self-assessment process, the Board periodically reviews its committee structure and composition to ensure it is organized in a manner to effectively manage the business and affairs of the Company. Following the 2023 annual meeting, the Board established the Finance and Capital Allocation Committee to provide enhanced attention to capital allocation and management of the Company’s balance sheet in support of our long-term growth strategy. The committee assumed some of the responsibilities previously allocated to the Audit Committee while also providing a forum to focus on capital allocation and shareholder returns beyond the regular discussions on these topics at full Board meetings. For additional information, you may reference the Finance and Capital Allocation Committee’s charter on the investor relations page of the Huron website at www.huronconsultinggroup.com.
ELIMINATING THE CLASSIFIED BOARD STRUCTURE
As shared in our 2023 Proxy Statement, after conversations with stockholders through our outreach program, the Board adopted a program that will declassify the Board over a three-year period with all directors being elected on an annual basis beginning this year and each subsequent year such that all directors will be elected for a one-year term at the 2026 annual shareholders meeting. While we believe there are benefits to the classified board structure for Huron and for professionals services firms generally, we recognize that the Board has a responsibility to be responsive to stockholder views, especially regarding governance and shareholder empowerment.
PROPOSAL FOR AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
The Company is committed to reviewing and adopting corporate governance practices that are in the best interest of both the Company and our stockholders. The Board of Directors has evaluated the Company’s liability protections under Section 102 of the General Corporation Law of the State of Delaware, which allows for the exculpation of directors and certain officers. After discussion and deliberation, the Board is proposing an amendment to the Company's Restated Certificate of Incorporation to extend such liability protections to its officers pursuant to Section 102 of the General Corporation Law of the State of Delaware. Further discussion of this amendment can be found in Proposal 2 of this Proxy Statement, and the Board recommends that you vote "FOR" this proposal.
Respectfully,

H. Eugene Lockhart	Hugh E. Sawyer	John McCartney

Ekta Singh-Bushell	Debra L. Zumwalt	Peter K. Markell

Joy T. Brown

SUBMISSION OF STOCKHOLDER PROPOSALS	62
OTHER MATTERS	62

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2024
We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their stockholders over the Internet. On or about March 22, 2024, we mailed to stockholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report to Stockholders online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet.
GENERAL INFORMATION ABOUT THE MEETING
QUORUM AND VOTING REQUIREMENTS
The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 4, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 18,474,397 shares of common stock issued and outstanding.
The proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote at the Annual Meeting.
If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares at the Annual Meeting, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.
All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.
A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the Annual Meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the Annual Meeting for purposes of determining a quorum.

PROPOSAL 1
ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Company’s Restated Certificate of Incorporation previously divided the Company’s board of directors into three classes, with each class being elected to a three-year term. At the 2023 Annual Meeting of Stockholders, the stockholders approved an amendment to the Company's certificate of incorporation to declassify the board of directors. Therefore, the directors nominated to stand for election at the 2024 Annual Meeting will serve a one-year term if elected.
The board of directors has nominated C. Mark Hussey, Hugh E. Sawyer and Debra Zumwalt as Class II Directors to be voted upon at the 2024 Annual Meeting. Peter K. Markell, John McCartney, and Ekta Singh-Bushell are Class III Directors serving terms ending at the 2025 Annual Meeting. Joy T. Brown, H. Eugene Lockhart and James H. Roth are Class I Directors serving terms ending at the 2026 Annual Meeting.
This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the three nominees as Class II Directors and the other matters described herein. The board of directors knows of no reason that Mr. Hussey, Mr. Sawyer or Ms. Zumwalt might be unavailable to serve as Class II Directors, and each has expressed an intention to serve, if elected. If Mr. Hussey, Mr. Sawyer or Ms. Zumwalt is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class II Director and any other person pursuant to which any of such nominees were selected.
The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the Annual Meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Hussey, Mr. Sawyer and Ms. Zumwalt as Class II Directors, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. HUSSEY, MR. SAWYER AND MS. ZUMWALT AS CLASS II DIRECTORS.

ABOUT THE BOARD

Name	Principal Occupation		Indepen-dent	A	C	N&CG	Tech	F&CA
C. Mark Hussey Age 63, Director since 2023	Chief Executive Officer and President, Huron Consulting Group Inc. and Huron Consulting Services, our principal operating subsidiary	Class II 2024
Hugh E. Sawyer Age 69, Director since 2018	Retired Chairman, President and Chief Executive Officer, Regis Corporation	Class II 2024	•	•	•c			•
Debra Zumwalt Age 68, Director since 2014	Vice President and General Counsel, Stanford University	Class II 2024	•		•	•	•
Not Standing for Election
John McCartney Age 71, Director since 2004	Non-executive Chairman, Huron Consulting Group Inc.	Class III 2025	•	•		•
Peter K. Markell Age 68, Director since 2022	Executive Vice President and CFO, Lifespan Health System	Class III 2025	•	•c		•	•
Ekta Singh-Bushell Age 52, Director since 2019	Strategic adviser to DecisionGPS, LLC	Class III 2025	•			•c	•	•
Joy T. Brown Age 45, Director since 2022	SVP, Chief Digital Information Officer, Boston Medical Center Health System	Class I 2026	•		•		•c	•
H. Eugene Lockhart Age 74, Director since 2006	Chairman Emeritus & General Partner, MissionOG LLC	Class I 2026	•	•	•			•c
James H. Roth Age 66, Director since 2009	Vice Chairman, Client Services, Huron Consulting Group Inc.[2]	Class I 2026
A – Audit Committee                c – Chairperson
C – Compensation Committee
N&CG – Nominating and Corporate Governance Committee
Tech – Technology and Information Security Committee
F&CA – Finance and Capital Allocation Committee

2 James H. Roth was appointed Vice Chairman, Client Services, of the Board effective January 1, 2023 at which time C. Mark Hussey was appointed Director and Chief Executive Officer.

The below table summarizes the core competencies and relevant capabilities that our directors bring to the board. More detailed information on each of the director’s experience, qualifications, attributes and skills is more thoroughly described in the biographies following this table. Huron is currently in the process of determining the appropriate standard for ESG expertise and it is our intention to include this line item in our proxy statement next year.
Skills Matrix

Board of Directors Snapshot (1)

(1) Data as of March 22, 2024 and includes Mr. Roth and Mr. Hussey.

The below table reflects the board diversity matrix in accordance with Nasdaq Listing Rule 5605(f)(4):

Board Diversity Matrix (As of Record Date) - 9 Total Directors
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Presented below is information regarding the directors of the Company.
NOMINEES TO BOARD OF DIRECTORS

C. Mark Hussey Director since January 2023 Chief Executive Officer, since January 2023, and President of Huron Consulting Group Inc. and Huron Consulting Services LLC since February 2019
Professional Experience
Mr. Hussey was appointed chief executive officer on January 1, 2023. He was appointed president of Huron in February 2019. He previously served as chief operating officer of Huron from February 2014 until July 2022; as executive vice president from July 2011 until February 2019; as chief financial officer from July 2011 until January 2017; and as Huron’s treasurer from July 2011 until February 2016. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as chief financial officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as executive vice president and chief financial officer, North America, at Information Resources, Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company.
Board Service
Mr. Hussey does not have a history of board service for other publicly-traded companies.
Education
Mr. Hussey received a B.S. in Accountancy from the University of Illinois, Urbana-Champaign and an M.B.A. in Finance from the University of Chicago Graduate School of Business. He holds professional designations as a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant.
Individual Contributions
Through his distinguished career at Huron, Mr. Hussey brings to the board his hands-on perspective of the Company's strategy and operation. Mr. Hussey contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

Hugh E. Sawyer Director since February 2018 Compensation Committee (Chair) Audit Committee (Member) Finance and Capital Allocation Committee (Member)
Professional Experience
Mr. Sawyer served as chairman, president and chief executive officer of Regis Corporation beginning in April 2017, a corporation that owns, franchises and operates beauty salons worldwide, until his retirement in October 2020. Mr. Sawyer previously served as a managing director at Huron, starting in January 2010, and led the Operational Improvement Service Line for Huron's Business Advisory Practice. He has more than 40 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as interim president and chief executive officer of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the chief administrative officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013; as chief restructuring officer of Fisker Automotive from March 2013 to October 2013; and as interim president of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc.
Board Service
During the last five years, Mr. Sawyer previously served on the board of Regis Corporation from April 2017 to October 2020. Mr. Sawyer also previously served on the boards of JHT Holdings, Inc. from October 2011 to June 2018, Energy Future Competitive Holdings Company LLC and its subsidiary, Texas Competitive Electric Holdings Company LLC, and on the board of managing trustees of the Edison Mission Energy Reorganization Trust.
Education
Mr. Sawyer received a B.A. with honors from the University of Florida and was previously a Certified Turnaround Professional.
Individual Contributions
Mr. Sawyer is a proven executive with more than 40 years of experience leading complex strategic transformations, operational improvement initiatives, turnarounds, and mergers and acquisitions for both public and private companies across a diverse group of industries. He has provided leadership as president or chief executive officer of nine companies. Mr. Sawyer has also served on fourteen public or private boards of directors and as chairman. He has significant governance experience as a member of numerous board committees including audit, compensation, nomination and governance and various special committees.

Debra Zumwalt Director since October 2014 Compensation Committee (Member) Nominating and Corporate Governance Committee (Member) Technology and Information Security Committee (Member)
Professional Experience
Since 2001, Ms. Zumwalt has been the vice president and general counsel of Stanford University and is in charge of the legal services provided to the University and its affiliated hospitals with combined annual revenues of over $12 billion. Ms. Zumwalt is a member of the University Cabinet and provides governance, legal and strategic advice to the boards of the University, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and Stanford Management Company, which manages over $30 billion in assets. Ms. Zumwalt is also a member of the board of overseers for SLAC National Accelerator Laboratory at Stanford, and a director of SUMIT Holding International, LLC, SUMIT Insurance Company Ltd. and PEAC, a holding company, and insurance companies providing insurance coverage for the Stanford hospitals and physicians. From 1993 to 2001, Ms. Zumwalt was a partner at Pillsbury Winthrop LLP, where she specialized in complex civil litigation and higher education law, and served as managing partner of the Silicon Valley office and a member of the firm’s governing board. Previously, from 1987 to 1993, Ms. Zumwalt was Senior University Counsel at Stanford, responsible for advising and representing the University in connection with congressional hearings, criminal and civil investigations, negotiations and litigation matters. Prior to joining Stanford in 1987, Ms. Zumwalt worked as litigation counsel for Chevron Chemical Company and as a litigation associate for Pillsbury Winthrop LLP in San Francisco.
Board Service
Ms. Zumwalt currently serves on the board of Exponent, Inc., a publicly-traded engineering and scientific consulting company, and on the board of the American University of Afghanistan. Ms. Zumwalt previously served on other nonprofit boards in education and legal services.
Education
Ms. Zumwalt received a B.S. in Political Science from Arizona State University and a J.D. from Stanford Law School.
Individual Contributions
Given the many roles she serves in connection with her position as chief legal officer of a university with three affiliated hospitals, Ms. Zumwalt is uniquely qualified to share with the Huron board her experience with navigating the challenges faced by both higher education and healthcare organizations. Ms. Zumwalt also contributes to the Huron board a perspective on the law and governance through her background as a former partner of a prominent law firm and her current membership on the boards of corporate and academic organizations.

DIRECTORS NOT STANDING FOR ELECTION

Joy T. Brown Director since September 2022 Technology and Information Security Committee (Chair) Compensation Committee (Member) Finance and Capital Allocation Committee (Member)
Professional Experience
Joy T. Brown was elected to Huron’s board of directors on September 13, 2022. Ms. Brown is the SVP and Chief Digital Information Officer for Boston Medical Center Health System, responsible for evolving the health system's digital capabilities and improving healthcare access, efficiency, and outcomes. She leads the health system's digital, technology, cybersecurity, and information strategy to enhance operations for patients and members. Ms. Brown served as Chief Data Officer for Verizon's Media business line from September 2020 to February 2022. Previously she led Capital One’s credit card Global Data, Analytics and Machine Learning function helping the company make better credit decisions, optimize operations, and increase customer engagement. Earlier in her career, she spent time at UnitedHealth Group, Vanguard, and had formative experiences at General Electric in the financial services businesses and corporate operations.
Board Service
Ms. Brown currently serves on the board of directors and audit committee of Tractor Supply Company, a publicly-traded company. She also serves on the board of ESO and ValidiFI.
Education
Ms. Brown received her Bachelor of Science in Information Systems and Data Engineering from Virginia Commonwealth University and Master of Business Administration from Saint Joseph’s University in Philadelphia. She also received her Director Certificate from Harvard Business School for her studies in New Era of Governance.
Individual Contributions
Ms. Brown is a technology executive with a successful track record guiding Fortune 100 global organizations through innovative digital transformation in a world where data and artificial intelligence are key drivers of achieving B2B and B2C growth and delivering value to consumers, achieving key business results, increasing stockholder value, establishing consumer-focused 360-degree leading-edge capabilities, and attaining corporate performance objectives. These experiences will enable her to contribute a unique perspective to Huron’s efforts in various industries.

John McCartney Director since October 2004 Non-executive Chairman of the Board (May 2010) Audit Committee (Member) Nominating and Corporate Governance Committee (Member)
Professional Experience
Mr. McCartney joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer. At US Robotics, he served in various executive capacities, including as executive vice president, International, until serving as president and chief operating officer from January 1996 until its merger with 3Com Corporation in June 1997. From June 1997 to March 1998, Mr. McCartney held the position of president of 3Com Corporation’s Client Access Unit.
Board Service
Since July 2019, Mr. McCartney has served as a director of EQT, Corp., the largest natural gas producer in the United States. From July 2019 until May 2020, he served as chairman of the board and currently serves as a member of the nominating and corporate governance and the environmental and public policy committees. Since October 2022, Mr. McCartney has been a director of Granite Ridge Resources, Inc., a publicly-traded company which holds non-operating interests in oil and gas producing leases in various basins throughout the United States. He serves as a member of the audit and compensation committees and as lead independent director since November 2022. From October 2007 to July 2023, Mr. McCartney served as a director of Datatec Limited, a publicly traded networking technology and services company where he most recently served on the nominating committee. From 1998 until May 2004, he served Datatec as vice chairman of the board of directors. In addition, Mr. McCartney served as chairman of the board of trustees of Davidson College from 2004 to 2008.
Education
Mr. McCartney received a B.A. in Philosophy from Davidson College and an M.B.A. from The Wharton School of the University of Pennsylvania.
Individual Contributions
Mr. McCartney has served as a director, chairman and vice chairman of the boards of a number of public and private organizations, including companies with a focus on healthcare and drug development and an institution of higher education. Mr. McCartney, a former certified public accountant, brings to the Huron board his prior experience as chief financial officer and chief operating officer of a public company, which has enabled him to contribute to Huron’s development into a prominent consultancy.

H. Eugene Lockhart Director since December 2006 Finance and Capital Allocation Committee (Chair) Audit Committee (Member) Compensation Committee (Member)
Professional Experience
Since October 2014, Mr. Lockhart has been the founder, chairman emeritus and general partner of MissionOG LLC, a venture capital firm with significant operational and investment experience across the financial services and payments industries. Since July 2020, Mr. Lockhart has served as a senior advisor to Blackstone across the firm's business, with a focus on Blackstone Growth and Blackstone Tactical Opportunities. He also served as special adviser at General Atlantic LLC, a leading global growth investment firm, from 2012 to 2019. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. Through these investment firms, Mr. Lockhart has been actively involved in overseeing the management of high growth companies, including NetSpend, Argus Information, Metro Bank PLC, CLIP, DemystData, Factor Trust, Avant, BillDesk, and others. Prior leadership positions include president of Global Retail Bank at Bank of America, president and chief executive officer of MasterCard International, and chief executive officer of Midland Bank plc.
Board Service
Mr. Lockhart serves on the board of Community Choice Financial, a neighborhood-based financial services company since December 2018. In addition, Mr. Lockhart serves on the boards of directors of Ingo Payments since December 2015, Featurespace since January 2019, Thredd since January 2022 and currently serves as its Chair, and PayCargo LLC since January 2022, all of which are privately held companies. During the last five years, Mr. Lockhart previously served on the boards of Alkami Technology, Inc., a digital banking systems provider, from May 2021 to December 2022, and Metro Bank PLC, a publicly-traded retail bank operating in the U.K. from March 2010 to April 2020. Additionally, Mr. Lockhart previously served on numerous philanthropic boards, including as chair of the Thomas Jefferson Foundation (Monticello) and as the chairman of the Darden School Foundation at the University of Virginia.
Education
Mr. Lockhart received a B.S. in Mechanical Engineering from the University of Virginia and an M.B.A. from The Darden Graduate School of Business at the University of Virginia.
Individual Contributions
Mr. Lockhart brings to Huron’s board his considerable experience overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies and foundations in such fields as healthcare, education, pharmaceuticals, and financial services. In addition, as a former executive and chairman of some of the most visible companies in the world, Mr. Lockhart contributes a broad array of contacts to Huron.

Peter K. Markell Director since March 2022 Audit Committee (Chair) Nominating and Corporate Governance Committee (Member) Technology and Information Security Committee (Member)
Professional Experience
Mr. Markell became the executive vice president and chief financial officer for Lifespan effective January 30, 2023. He served as the executive vice president of Administration and Finance, chief financial officer and treasurer at Mass General Brigham from 1999 until his retirement in March 2021, where his responsibilities included financial oversight of $14 billion in operations with assets of approximately $21 billion, and management within the areas of corporate finance, research management, information systems, real estate, treasury and human resources. Prior to his roles as an executive at Lifespan and Mass General Brigham, Mr. Markell was an audit partner at Ernst & Young and served as interim chief financial officer at Massachusetts General Hospital.
Board Service
Mr. Markell has served on the board of Eastern Bank since 2006 where he currently is a member of its compensation committee, risk management committee and nominating and corporate governance committee and is currently chair of the audit committee. Mr. Markell serves on the board of trustees of Boston College, including past service as chair. Mr. Markell is also on the board of CodaMetrix.
Education
Mr. Markell is a Certified Public Accountant and earned his B.S./B.A. with concentrations in Accounting and Finance from Boston College.
Individual Contributions
Mr. Markell brings to the Huron board, and the audit committee in particular, his prior experience as chief financial officer and chief administrative officer of a large hospital as well as his prior board service to a major U.S. college which will enable him to contribute to Huron’s Healthcare and Education industries. Mr. Markell is based in Boston, where he is in close proximity to Huron’s Innosight Strategy and Innovation team located in Lexington, Massachusetts.

James H. Roth Director since November 2009 Vice Chairman, Client Services (January 2023)
Professional Experience
As a founding member of Huron, Mr. Roth guided and grew Huron’s Higher Education consulting practice to one of our largest organically grown practices within the Company and to a position of preeminence in the industry. Mr. Roth is currently Huron's Vice Chairman, Client Services, and plays an integral role in developing new clients and supporting the next level of Huron's leaders. He has more than 35 years of consulting experience working with many premier research universities and academic medical centers. Mr. Roth served as CEO of Huron from July 2009 to December 2022, and as President from March 2011 to February 2019. Under his leadership, Huron has been named one of Forbes’ Best Management Consulting Firms, one of Forbes’ America’s Best Employers and as one of the Best Firms to Work For by Consulting Magazine. He also served as vice president, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002 until he became CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education consulting practice.
Board Service
Mr. Roth has served on the boards of Shorelight Holdings LLC, a U.S.-based company focused on partnering with leading nonprofit universities to increase access and retention of international students and boost institutional growth since 2014 and Lurie Children's Pediatric Anesthesia Associates, a Chicago-based medical group practice, since 2019. Mr. Roth also serves on the board of Women's Health Access Matters (WHAM), an organization dedicated to funding women's health research to transform women's lives. During the last five years, Mr. Roth previously served on the board of Keypath Education Holdings, LLC, a leading provider of comprehensive marketing and enrollment management services to colleges and universities and of Aviv REIT, a self-administered real estate investment trust specializing in skilled nursing facilities.
Education
Mr. Roth received a B.A. in Political Science and Economics from Vanderbilt University and an M.B.A. from Southern Methodist University.
Individual Contributions
Through his distinguished career as both an officer and consultant at Huron, Mr. Roth brings to the board his hands-on perspective of the strategy and operations of institutions of higher education and academic medical centers, including their research facilities. Twice named by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

Ekta Singh-Bushell Director since May 2019 Nominating and Corporate Governance Committee (Chair) Technology and Information Security Committee (Member) Finance and Capital Allocation Committee (Member)
Professional Experience
Ms. Singh-Bushell was the chief operating officer, executive office at the Federal Reserve Bank of New York from 2016 to 2017. Prior to that, she spent over 17 years at Ernst & Young (“EY”), where she served in various leadership roles, including Global Coordinating Partner, Americas Innovation & Digital Strategy Leader, Global/Americas Tech Ops Executive, Global Information Security Officer and Northeast Advisory People Leader. During her tenure at EY she led transformations of companies across multiple industries through technological and digital change. Cranfield University nominated her to the 2017 Female FTSE Index: 100 Women to Watch, and in 2013, the Council of Urban Professionals recognized her contributions with a Catalyst Change Agent award.
Board Service
Ms. Singh-Bushell has served on the boards of Lesaka Technologies Inc. (fka NET 1 UEPS Technologies, Inc.), a publicly-traded financial technologies company, since 2018, currently as chair of the audit committee and member of the nominating and governance, and social and ethics committees, and TTEC Holdings, Inc., a publicly-traded consumer experience technology and services company, since 2017, currently as chair of security and technology committee, a member of the audit and nominating and governance committees. She also serves on the board and audit committee of ChargePoint Holdings, Inc., a publicly-traded networked charging-as-a-service company since 2022. Ms. Singh-Bushell advises SAAS startups and has served as a strategic adviser to MissionOG since 2020 and DecisionGPS, LLC since 2015. During the last five years, from 2018 until 2022, Ms. Singh-Bushell served as the lead independent director of Datatec Limited, a publicly-traded networking technology and services company and served as a member of the audit, risk and compliance, remunerations and nominations committees as well as Designer Brands Inc., a publicly-traded footwear and accessories company, as a member of the audit and nominating and governance committees.
Education
Ms. Singh-Bushell received a Bachelor of Engineering from the University of Poona, India and Masters in Electrical Engineering & Computer Science from the University of California, Berkeley. In addition, Ms. Singh-Bushell is a licensed Certified Public Accountant and holds advanced international certifications in ESG, corporate governance, information systems security, and audit.
Individual Contributions
Ms. Singh-Bushell’s extensive experience managing and leading a global professional services firm, advising senior executives around the globe, and serving on public company boards from various industries, coupled with her knowledge of technology, finance, and cybersecurity, enables her to bring a broad range of capabilities to the Huron board. She also offers a unique perspective through her diverse global management expertise, age and gender diversity and proven track record working on transformations in the digital and technology space.

DIRECTOR INDEPENDENCE
Our board of directors makes an annual determination regarding the independence of each of our directors. The board also makes this determination for new director nominees. The board of directors has determined that each of Ms. Brown, Mr. Lockhart, Mr. Markell, Mr. McCartney, Mr. Sawyer, Ms. Singh-Bushell and Ms. Zumwalt is “independent” as defined in the applicable listing standards of The NASDAQ Stock Market Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining that Ms. Zumwalt is independent, the board of directors conducted a thorough review of payments made by Stanford University, which employs Ms. Zumwalt, to the Company for consulting services provided by the Company. After taking into consideration that revenues from Stanford University comprised 0.12% of Huron's revenues for the year 2023, 0.3% of Huron's revenues for the year 2022, and 0.07% of Huron's revenues for the year 2021, the board of directors determined that this relationship would not interfere with Ms. Zumwalt’s exercise of independent judgment in fulfilling her responsibilities as a director.

CORPORATE GOVERNANCE
BOARD COMPOSITION, LEADERSHIP STRUCTURE AND RISK OVERSIGHT
BOARD COMPOSITION
The Nominating and Corporate Governance Committee, in coordination with the chair and the full board, regularly evaluates the future composition of the board in light of the age, tenure, experience and capabilities of its current members. This multi-year refresh process is intended to ensure that the board has the best mix of knowledge, skills, diversity, industry expertise and business acumen, derived from high quality professional experience, to evaluate and support the Company’s strategy going forward. The Nominating and Corporate Governance Committee believes that its current directors have extensive experience leading and managing professional service businesses or relevant industry expertise which provides significant insight into the Company and its operations and provides valuable contributions to the board and our management team. The Nominating and Corporate Governance Committee also recognizes the potential benefits of the fresh perspectives that highly qualified new directors might bring to the board as well as the benefits of increased innovation and creativity that is fostered by greater diversity on the board.
In conjunction with our board refreshment process, the board has considered certain other governance matters which are of concern to some stockholders. The board recognizes that Mr. McCartney and Mr. Lockhart are relatively long-tenured directors, having served 19 years and 17 years on the board, respectively. The Nominating and Governance Committee and the full board have reviewed this matter with specific regard to whether their length of service impacts their independence. It is the full board’s considered judgment that both Mr. McCartney’s and Mr. Lockhart’s independence has not been compromised by their tenure. The board also believes that both directors provide valuable institutional knowledge and significant insight to the Company, garnered through their extensive and relevant experience as active advisors and current board members of other high-growth companies. The board also recognizes that it has added three new directors since 2022 each of whom provide new perspectives on the firm’s strategy and operations.
The Nominating and Corporate Governance Committee will continue to consider a variety of factors as it works to enhance the composition of the board, increase diversity, reduce average tenure and ensure structured and orderly board succession through a process of both board member additions and retirements. As a result, during the next several years, the board may occasionally expand or contract as its refresh process is executed. It is the expressed desire of the board that it continue to remain relatively small in number and composed principally of non-executive directors.
The Nominating and Corporate Governance Committee will consider as director candidates qualified individuals recommended by stockholders through the process described below and, although it has not done so in the past, may consider candidates identified by professional search firms.
BOARD LEADERSHIP
Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our non-executive chairman is John McCartney, our executive vice chairman, client services is James H. Roth, and our chief executive officer and president is C. Mark Hussey. As non-executive chairman, Mr. McCartney, in consultation with Mr. Hussey, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company and its stockholders. Mr. McCartney also chairs executive sessions of the board.
The board has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization. As previously announced, the board recognizes that Mr. McCartney has served as non-executive chairman since 2010 and, in conjunction with the overall board refreshment process, previously discussed whether the election of a new board chair might be in the best interests of the Company in 2024. In light of the CEO leadership transition in 2023 and after extensive discussion and consultation with Mr. Roth and Mr. Hussey, the board concluded that it was not in the best interests of the Company to have simultaneous changes in CEO and board leadership. The board’s current intention is that Mr. McCartney will continue to serve as non-executive chairman but will step down as non-executive chairman at the expiration of his current director term in May 2025.
RISK OVERSIGHT
One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations, for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees in a variety of ways, including the following:

Board of Directors

Regularly considers potential business risks facing the Company, including those surrounding security and privacy, revenue recognition, quality assurance, strategic planning, employee retention, international compliance, business continuity, merger integration and market shifts.

Audit Committee

Chair:
Peter K. Markell

Members:
H. Eugene Lockhart, John McCartney & Hugh E. Sawyer

- Meets with and reviews reports from independent registered public accounting firm and internal auditors
- Receives regular reports from the General Counsel on legal developments
- Examines issues presented by the Chief Compliance Officer on whistleblower hotline and corporate compliance-related matters
- *In coordination with the Finance and Capital Allocations Committee*, considers reports of the Enterprise Risk Management Committee on strategic, operational, financial and compliance risks that may materially affect the Company's ability to achieve its business objectives
- Maintains oversight of key governance programs related to export control, business conduct and ethics, data security, FCPA and other critical issues

Compensation Committee

Chair:
Hugh E. Sawyer

Members:
Joy T. Brown, H. Eugene Lockhart & Debra Zumwalt

- Annually reviews a risk assessment of all Huron compensation plans to evaluate the potential for undue risk taking
- Maintains oversight of the design and goals of compensation programs, including that of the NEOs, to assure that the plans are effective in motivating behavior that is in the best interests of the Company and the shareholders as well as recruiting and retaining top talent, one of the key risks of the Company
- Retains and consults with independent experts to review and assess our compensation programs, peer group, market trends and regulatory updates and best practices
- Reviews reports regarding human capital matters including employee benefit offerings, diversity and inclusion, talent acquisition and retention and pay equity assessments

Nominating & Corporate Governance Committee

Chair:
Ekta Singh-Bushell

Members:
Peter K. Markell, John McCartney & Debra Zumwalt

- Leads an annual self-assessment to ensure the board and its committees are properly fulfilling their roles
- Ensures board candidates possess the appropriate experience and expertise required to effectively serve on Huron's board
- Annually reviews Huron's corporate governance guidelines to confirm they reflect best practices
- Oversees environmental, social and governance ("ESG") initiatives, activities and practices, including corporate social responsibility and sustainability matters

Technology and Information Security Committee

Chair:
Joy T. Brown

Members:
Peter K. Markell, Ekta Singh-Bushell & Debra Zumwalt

- Reviews technology-related strategies and makes recommendations regarding strategy execution
- Oversees technology related risks including information security, data protection, cybersecurity, and business continuity
- Receives periodic reports from management regarding significant technology-related investments and initiatives and operational performance
- Monitors and evaluates existing and future trends in technology
- Reviews the adequacy of processes, tools and leadership in connection with technology-related strategies
- *In coordination with the Audit Committee*, analyzes the major technology and related operational risk exposure of the Company

Finance and Capital Allocation Committee

Chair:
H. Eugene Lockhart

Members:
Joy T. Brown, Hugh E. Sawyer & Ekta Singh-Bushell

- Reviews the Corporation's capital structure and ongoing financing strategy and, as appropriate, makes recommendations to the Board regarding scope, direction, quality, investment levels and execution of such strategies
- Reviews financing and financial risk management transactions exceeding $5 million, including, but not limited to, the filing of registration statements, issuance of debt or equity securities for purposes of raising funding or refinancing indebtedness or other obligations of the Corporation or its subsidiaries, entrance into new credit facilities and other forms of financing, and execution of foreign exchange and interest rate hedging transactions, and make recommendations to the Board with respect to such matters
- Reviews and make recommendations to the Board regarding the Corporation's liquidity and financial condition, investment policies and practices, stock repurchase activities, financial plans and capital structure, and management's financing plans and reports
- *In coordination with the Audit Committee*, reviews and discusses with management the Corporation's financial risk management activities and strategies, including with respect to foreign currency, credit risk and interest rate exposure, and use of hedging and other techniques to manage these risks

BOARD MEETINGS AND COMMITTEES
The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2023, the board of directors held eight meetings.
During 2023, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. In addition, the Huron board standard practice is for all members of the board to attend each committee meeting, whether or not they serve on that committee. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All of the directors attended the 2023 Annual Meeting of Stockholders.
The board of directors operates in part through its five committees: Audit, Compensation, Finance and Capital Allocation, Nominating and Corporate Governance, and Technology and Information Security. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”). All Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). A detailed discussion of each committee’s mission, composition and responsibilities is contained within the committee charters available in the Investor Relations section of the Company’s website at www.huronconsultinggroup.com.
Audit Committee
The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, the audits of our financial statements, and the Company's internal controls over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention, oversight and evaluation of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review or attest services for us. As such, the Audit Committee approves audit and permitted non-audit services and applicable fees. The Audit Committee met seven times in 2023. The members of the Audit Committee are Mr. Markell (Chair), Mr. Lockhart, Mr. McCartney and Mr. Sawyer. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Mr. Markell, Mr. Lockhart, Mr. McCartney and Mr. Sawyer is an “audit committee financial expert,” as defined by the applicable securities regulations, and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership.
The Report of the Audit Committee for the fiscal year ended December 31, 2023 appears below under the caption “PROPOSAL 5 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”
Compensation Committee
Pursuant to its charter, the Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors, each of which the Compensation Committee reviews annually and makes changes as it deems appropriate. The Compensation Committee met eight times in 2023. The members of the Compensation Committee are Mr. Sawyer (Chair), Ms. Brown, Mr. Lockhart and Ms. Zumwalt.
Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” In addition, during 2023, the CEO participated in all of the Compensation Committee’s meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Compensation Committee engaged Pay Governance LLC as its outside compensation advisor to assist the Compensation Committee in the execution of its charter. The support provided by the advisor is described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Compensation Advisor.”
The Report of the Compensation Committee on Executive Compensation for the fiscal year ended December 31, 2023 appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance and corporate social responsibility matters. The Nominating and Corporate Governance Committee met five times in 2023.
The members of the Nominating and Corporate Governance Committee are Ms. Singh-Bushell (Chair), Mr. Markell, Mr. McCartney and Ms. Zumwalt.
Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.
For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the Annual Meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@hcg.com. In either case, the notice must meet all of the requirements contained in the bylaws.
Technology and Information Security Committee
The Technology and Information Security Committee responsibilities include reviewing the Company's technology-related strategies and significant technology-related initiatives and operations, overseeing major technology-related risks, including information security, data protection and cybersecurity, and monitoring and evaluating existing and future trends in technology that may affect the Company's strategic plan. The Technology and Information Security Committee met five times in 2023. The members of the Technology and Information Security Committee are Ms. Brown (Chair), Mr. Markell, Ms. Singh-Bushell and Ms. Zumwalt. The committee members have significant knowledge and experience in technology and information security related strategies, operations, risk management and governance through their extensive professional experience and board service. The committee members also draw upon the skills and insight of the full board and regularly liaise with the Company's Chief Information Officer.
Finance and Capital Allocation Committee
The Finance and Capital Allocation Committee was formed in May 2023. The committee's responsibilities include oversight of the Corporation’s financing strategy, plans and programs, including any financial risk mitigation practices, and any share repurchase policy and actions in addition to responsibility for overseeing the Corporation’s approach to allocating and using its capital for strategic investments. The Finance and Capital Allocation Committee met two times in 2023 since its formation. The members of the Finance and Capital Allocation Committee are Mr. Lockhart (Chair), Ms. Brown, Mr. Sawyer and Ms. Singh-Bushell.
DIRECTOR RESIGNATION POLICY
The Company’s Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than “for” his or her election shall promptly tender his or her resignation to the board of directors following certification of the election results, subject to acceptance by the board of directors. For purposes of this policy, (i) an “uncontested” election is one in which the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for determining stockholders entitled to notice of or to vote at such meeting is not greater than the number of directors to be elected, and (ii) broker non-votes will not be counted as either votes “withheld” from or “for” such person’s election.
The Nominating and Corporate Governance Committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall determine whether to accept or reject the tendered resignation, or whether other action should be taken, in its sole discretion, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant.
If any director’s resignation is not accepted by the board of directors, such director shall continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the board of directors pursuant to this policy, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of the bylaws of the Company or may decrease the size of the board of directors pursuant to Section 1 of Article III of the bylaws of the Company.
DIVERSITY OF BOARD SKILLS AND EXPERIENCE
The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience and perspectives in relation to guiding and overseeing the development of the business. Consistent with the Company's longstanding focus on diversity, equity and inclusion, the committee believes the board should reflect over time a diversity of gender, race, ethnicity and age. Although Huron does not have a formal policy on board member diversity and the committee follows no strict criteria when making such decisions, the committee believes that considering diversity is aligned with the board's objective of enhancing composition to most effectively evaluate and support the Company's strategy going forward. In addition to the considerations mentioned above under the "Nominating and Corporate Governance Committee" section, the Nominating and Corporate Governance Committee seeks candidates from prior executive management roles, directorships on public company boards and in relevant industries and the candidate's ability to bring diversity of thinking to the board, which includes diverse viewpoints, perspectives, and experiences.
COMPENSATION OF DIRECTORS
The Huron non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate non-employee directors for their service on the board and its committees, and an equity component, designed to align the interests of non-employee directors and stockholders. Neither Mr. Roth nor Mr. Hussey receive compensation for their service on the board.
Effective January 1, 2023, the director compensation program is comprised of the following elements:

Compensation Element	Compensation
Non-executive Chairman - $160,000
Annual cash retainer(1)(2)	Vice Chairman - $85,000(3)
All non-employee directors including the Chairman - $75,000
Annual restricted stock grant	$170,000 in the form of restricted stock(4)
Annual committee chairperson retainer	Audit - $25,000
Compensation - $20,000
Nominating and Corporate Governance - $15,000
Technology and Information Security - $15,000
Finance and Capital Allocation - $15,000
Annual committee membership retainer, other than the chair	Audit - $10,000
Compensation - $10,000
Nominating and Corporate Governance - $7,500
Technology and Information Security - $7,500
Finance and Capital Allocation - $7,500
Stock ownership requirement	Non-employee directors are expected to own Huron stock equal to five times the annual cash retainer of $75,000
(1)The non-executive chairman of the board is eligible for committee chair and committee membership fees.
(2)All directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.
(3)Mr. Roth, Vice Chairman, client services, is an employee, therefore, is not eligible for the Vice Chairman retainer.
(4)Granted on the date of the Company’s annual meeting and priced based upon the closing stock price on the date of grant which vests ratably over 12 quarters. If a new non-employee director joins the board after the Company’s annual meeting, the award is prorated as follows:
•If the new director joins within six months of the Company’s annual meeting, the director will receive half of the annual grant.
•If the new director joins over six months after the Company’s annual meeting, no grant will be made.
Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2023 Nonqualified Deferred Compensation.” One director participated from 2013 through 2018, and a second director elected to participate beginning in 2015.

DIRECTOR COMPENSATION TABLE
The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2023. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director. For a discussion of Mr. Roth's senior management agreement and employee compensation for 2023, please see the section of this Proxy Statement titled Certain Relationships and Related Transactions. For a discussion of Mr. Hussey's senior management agreement and employee compensation for 2023, please see the section of this Proxy Statement titled Executive Compensation.

Name	Fees Earned or Paid in Cash ($)(6)	Stock Awards ($)(1)	Total ($)
Joy T. Brown(2)	102,000	170,024	272,024
H. Eugene Lockhart(3)	119,750	170,024	289,774
Peter K. Markell(4)	107,750	170,024	277,774
John McCartney(3)(5)	247,500	170,024	417,524
Hugh E. Sawyer(3)	113,500	170,024	283,524
Ekta Singh-Bushell(3)	116,000	170,024	286,024
Debra Zumwalt(3)	111,000	170,024	281,024
(1)This column represents the aggregate grant date fair value of shares granted to our directors in 2023. Grant date fair value is based on the closing price of Huron stock on the day of grant. Each of these grants vests ratably over the 12 calendar quarters following the grant.
(2)On December 31, 2023, Ms. Brown held 4,209 unvested restricted stock units.
(3)On December 31, 2023, each of Mr. Lockhart, Mr. McCartney, Mr. Sawyer, Ms. Singh-Bushell, and Ms. Zumwalt held 500 shares of unvested restricted stock and 3,358 unvested restricted stock units.
(4)On December 31, 2023, Mr. Markell held 5,146 unvested restricted stock units.
(5)Mr. McCartney has access to office space at the Company’s principal business offices in Chicago. The Company does not incur any incremental costs in connection with the provision of this office space.
(6)Includes cash board fees deferred by non-employee directors under our Deferred Compensation Plan, as further described under the heading "Deferred Compensation Plan" within the Compensation Discussion and Analysis of this Proxy Statement. During 2023, Ms. Zumwalt was the only non-employee director to make deferrals of her cash board fees in the Deferred Compensation Plan. Ms. Zumwalt and Mr. McCartney have account balances in the Deferred Compensation Plan. The earnings on Ms. Zumwalt's and Mr. McCartney’s account balances in the Deferred Compensation Plan were $154,737.68 and $196,485.36, respectively, in 2023.

EXECUTIVE OFFICERS
The Company’s executive officers are as follows:

Name	Age	Position
C. Mark Hussey	63	Chief Executive Officer and President
J. Ronald Dail	54	Executive Vice President and Chief Operating Officer
John D. Kelly	48	Executive Vice President, Chief Financial Officer and Treasurer
Ernest W. Torain, Jr.	59	Executive Vice President, General Counsel and Corporate Secretary
C. Mark Hussey’s biographical information is provided above under the caption “Directors Standing for Election.”

J. Ronald Dail Chief Operating Officer
Mr. Dail was appointed as Huron’s chief operating officer on July 1, 2022 succeeding C. Mark Hussey. Mr. Dail has over 30 years of management consulting experience and has worked with many of Huron's largest clients. Prior to the COO role, Mr. Dail was a member of the executive leadership team for Huron’s healthcare business and the national leader of Huron’s performance improvement business unit. Mr. Dail has led numerous large-scale transformation efforts working with a variety of clients, including children’s hospitals, large academic health centers and multihospital systems. He is an expert in health management operations, specializing in managing the design and delivery of strategic information systems and operational reengineering projects. Through his leadership, Huron’s performance improvement business unit has delivered meaningful and sustainable results to clients throughout the country, enabling them to achieve hundreds of millions of dollars in annual, recurring benefits. Prior to joining Huron, Mr. Dail joined Stockamp & Associates in 2004, which was acquired by Huron in 2008. Prior to joining Stockamp, he had a successful 12-year career with Accenture (formerly Andersen Consulting LLP), where he specialized in complex program management, strategic planning, systems integration and process improvement initiatives. Mr. Dail holds a Bachelor of Arts in economics from the University of North Carolina at Chapel Hill.

John D. Kelly Executive Vice President, Chief Financial Officer and Treasurer
John D. Kelly was appointed executive vice president and chief financial officer of Huron effective January 3, 2017. He has served as Huron’s treasurer since February 2016. He had served as chief accounting officer of Huron from February 2015 until January 2017, and had served as corporate vice president from November 2012 until his appointment as executive vice president. Previously, Mr. Kelly had served as controller of Huron from November 2012 until February 2015, and prior to that served as assistant controller from October 2009. Mr. Kelly served as Huron's assistant treasurer from February 2015 until February 2016. Prior to joining Huron's Finance and Accounting department, Mr. Kelly was a director in the Company's Disputes and Investigations practice for three years, serving clients in the manufacturing and services industries. Before he joined the Company in December 2006, Mr. Kelly held several positions within Deloitte & Touche’s Assurance and Advisory Services group, most recently as a senior manager. He received both a B.S. and M.S. in Accounting from the University of Notre Dame. Mr. Kelly is a Certified Public Accountant (Illinois) (inactive). Commencing in February 2020, Mr. Kelly was appointed as a member of the board of directors of Shorelight Holdings LLC.

Ernest W. Torain, Jr. Executive Vice President, General Counsel and Corporate Secretary	Ernest W. Torain, Jr. was appointed executive vice president, general counsel and corporate secretary effective March 1, 2020. Before joining Huron, from September 2010 to February 2020, Mr. Torain was in-house counsel at Illinois Tool Works Inc. (ITW), a public manufacturer of industrial equipment, in a variety of roles, most recently serving as associate general counsel. At ITW, Mr. Torain counseled business executives in a variety of areas, including mergers and acquisitions, litigation, intellectual property and general commercial matters. Prior to joining ITW, he spent more than six years at Vedder Price P.C., from 2004 to 2010, where he was a shareholder in the firm’s securities and capital markets practice. Prior to Vedder Price, Mr. Torain spent more than seven years at Katten Muchin Rosenman LLP from 1998 to 2004 including as a partner from 2001 to 2004 in the firm’s securities and M&A practices. He received his J.D. from the University of Michigan Law School and received his A.B. in economics from Dartmouth College. He is a member of The Executive Leadership Council and The Economic Club of Chicago. Commencing in April 2022, Mr. Torain was elected to the board of directors of the Chicago Botanic Garden. Mr. Torain previously served as a member of the board of directors of Chicago Humanities Festival.
2023 EXECUTIVE LEADERSHIP TRANSITION
As previously announced, Mr. Hussey, the president, assumed the role of Chief Executive Officer on January 1, 2023 following the retirement of Mr. Roth from the CEO role after a distinguished 20-year career with Huron, including having served 13 years as Chief Executive Officer. Mr. Hussey was also appointed as a director when he assumed the CEO role. Mr. Roth was then appointed as Vice Chairman, Client Services, and continues to serve on the board of directors.
DELINQUENT SECTION 16(a) REPORTS
Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we identified one late filing in 2023 by James H. Roth, the Company's Vice Chair, Client Services.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:
•    each person known by us to beneficially own 5% or more of our common stock;
•    each of our named executive officers;
•    each member of our board of directors; and
•    all directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days as of the record date. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
The Vanguard Group, Inc. (2)	2,047,974	10.9
BlackRock, Inc. (3)	1,682,094	9.0
Dimensional Fund Advisors LP (4)	1,271,045	6.8
Directors and Executive Officers:
Joy T. Brown(5)	3,275	*
J. Ronald Dail (6)	26,498	*
C. Mark Hussey (7)	102,967	*
John D. Kelly (8)	46,636	*
H. Eugene Lockhart (9)	28,624	*
Peter K. Markell (10)	6,060	*
John McCartney (11)	55,705	*
James H. Roth (12)	79,093	*
Hugh E. Sawyer (13)	22,360	*
Ekta Singh-Bushell (14)	10,544	*
Ernest W. Torain, Jr. (15)	11,666	*
Debra Zumwalt (16)	22,489	*
All directors and executive officers as a group (12 persons) (17)	415,917	2.2
* Indicates less than 1% ownership.
(1)The principal address for each of the stockholders, other than The Vanguard Group, Inc., BlackRock, Inc. and Dimensional Fund Advisors LP listed below is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.
(2)The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 13, 2024.
(3)The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. The shares are owned by the following subsidiaries of BlackRock, Inc.: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on January 25, 2024.
(4)The principal address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. Information regarding beneficial ownership of our common stock by Dimensional Fund Advisors LP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 9, 2024.
(5)Includes 544 unvested restricted stock units that will vest within 60 days of the Record Date and excludes 3,124 additional unvested restricted stock units.
(6)Includes 2,452 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date and 827 unvested shares of restricted stock and excludes 10,588 additional unvested restricted stock units.
(7)Excludes 18,761 unvested restricted stock units.
(8)Excludes 8,305 unvested restricted stock units.
(9)Includes 250 unvested shares of restricted stock and 443 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,473 additional unvested restricted stock units.
(10)Includes 801 unvested restricted stock units that will vest within 60 days of the Record Date and excludes 3,546 additional unvested restricted stock units.
(11)Includes 250 unvested shares of restricted stock and 443 unvested restricted stock units which will vest within 60 days of the Record Date as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner and excludes 2,473 additional unvested restricted stock units.
(12)Includes 3,855 shares held by a family limited liability company and excludes 8,001 unvested restricted stock units.
(13)Includes 250 unvested shares of restricted stock and 443 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,473 additional unvested restricted stock units.
(14)Includes 250 unvested shares of restricted stock and 443 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,473 additional unvested restricted stock units.

(15)Excludes 4,034 unvested restricted stock units.
(16)Includes 250 unvested shares of restricted stock and 443 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,473 additional unvested restricted stock units.
(17)Includes 1,225 shares issuable upon exercise of options held by one member of the group that are exercisable currently or within 60 days of the Record Date; an aggregate of 3,560 restricted stock units that will vest and are issuable within 60 days of the Record Date; an aggregate of 2,077 unvested restricted stock; and excludes an aggregate of 64,283 unvested restricted stock units held by the Directors and Executive Officers listed above.
CORPORATE SOCIAL RESPONSIBILITY
We continue to invest in the growth and development of our people, initiate programs to advance social responsibility, uphold strong governance practices, and actively work to minimize our environmental footprint. Our dedication to sustainability is evident in our alignment with key global standards. We prioritize the United Nations Sustainable Development Goals (SDGs) and particularly five goals that resonated with our values-driven culture and the work we do for our clients each day: good health and well-being, quality education, gender equality, decent work and economic growth, and climate action. Below are the highlights of how we have advanced those SDGs in 2023.
Investing In and Supporting Our People
We recognize that the success of our organization depends on the professional advancement and fulfillment of our people. We place personal and professional growth at the heart of our mission. Our highly skilled workforce is evident through the more than 2,000 technology certifications held by our employees. Along with technical skills, we encourage the growth and development of our employees through a dynamic learning ecosystem that includes in-person and virtual trainings, coaching and mentoring, microlearning, social learning and self-directed learning. In 2023, our employees participated in over 360 live courses and completed over [23,900] hours of LinkedIn Learning courses. In addition, to adjust to the changing workplace, we have proactively adapted our talent development initiatives, which include training, certification, and performance management to accommodate the unique needs of our employees in a hybrid work environment.
Through our leadership development experiences, self-directed learning, virtual workshops, and cohort-based learning options, we have enhanced our approach to identifying our future leadership talent within the firm, including a greater focus on how we continue to champion development pathways for our diverse communities. We have continued to utilize personal development assessments such as our 360-degree feedback tool for our most senior levels of leadership to provide meaningful feedback and further enhance ongoing employee growth and development.
Advancing Our Commitment to Diversity, Equity and Inclusion
As our global footprint continues to expand, we are committed to expanding our diverse representation across our organization. We continue to see positive growth in our diverse representation since implementing our five-year diversity and inclusion action plan in September 2020.
Our dedicated efforts to cultivate female leaders have played a pivotal role in shaping a robust pipeline of leadership talent. On a global basis, women make up almost half of our employee population representing 47.6% of our workforce. In North America women represent more than half of our employee population at 52.3%. Globally, women represent 31.2% of our leadership (principals, managing directors, corporate vice presidents, and executives) and 31.9% of our leaders in North America. At the end of 2023, racial and ethnic minorities made up approximately 28.4% of our U.S. employee population, an increase from our 2019 benchmark of 22%. At the leadership level, racial and ethnic minority representation increased to 11.6% from our benchmark of 6% in 2019.
Our employee resource groups and networks provide supportive spaces for our colleagues to cultivate growth and development, learn from one another, celebrate their unique identities, and make a positive impact both within and outside of the workplace. Along with our nine employee resource groups (iMatter Teams), Huron supports five networks including Experienced Hires, Helping Hands, Public Health, Rising Professionals, and Sustainability. These networks collectively strive to empower our workforce through professional development, social engagement, and community impact. By providing platforms for mentorship, networking events, and skill development, these networks help ensure that employees at all career stages find opportunities for growth and connection.
In 2023 for the thirteenth consecutive year, Consulting Magazine named Huron a ‘Best Firm to Work For,’ recognizing our strong commitment to our people, our values, our clients and the communities we serve. We are also proud to highlight recognition by the Human Rights Campaign Foundation as a Best Place to Work for LGBTQ Equality in 2023-2024, Consulting Magazine for Promoting and Advancing Diversity, Equity, Inclusion, and Belonging and Crain's for acknowledging our CEO and President, Mark Hussey, as a Chicago Notable Leader in Diversity, Equity and Inclusion.
Making an Impact in the Global Communities We Serve
Our commitment to giving back to the communities in which we live and work remains steadfast. We have consistently sought to strengthen our alliances with local organizations that share our dedication to community well-being. Through many community service and volunteering opportunities, we collaborate with non-profit organizations, working together to reduce disparities and enhance access to vital resources within our communities. Our efforts extend to a diverse range of causes, including support for local food banks, relief agencies, programs aimed at empowering at-risk youth, and educational institutions.
In 2023, we participated in various service events to promote good health and well-being with organizations such as the Movember Foundation, St. Jude Children’s Research Hospital, the American Cancer Society ResearcHERS campaign and the Adyar Cancer Hospital in Chennai, India. As part of our recognition of Childhood Cancer Awareness Month, Huron leaders visited and toured the pediatric and research wards at the Adyar Cancer Hospital in Chennai, India and made a donation to support the hospital’s impactful work.
In 2023, for our annual Day of Service event more than 2,200 Huron employees partnered with organizations around the globe to participate in 129 community service events in more than 80 different locations. Together we prepared and served more than 4,200 warm meals to people experiencing homelessness and to families of hospitalized children, wrote more than 500 letters and cards for hospitalized children, women who are homeless, and LGBTQ+ seniors, sorted and packed 108,000 lbs. of food equating to more than 90,000 meals for those in need, weeded, landscaped, cleaned and maintained 27 different parks, gardens, beaches and farms, sorted, inventoried and restored more than 48,000 donated goods to be distributed to local communities, supported more than 200 animals by assisting at local animal shelters, cleaned, painted and rehabbed 26 homes, schools, shelters and community buildings, and tutored, coached and mentored more than 1,200 youth.
Taking Action for a Sustainable Future
Our environmental sustainability strategy is focused on the areas where we have an opportunity to make an impact aligned to our potential business risks. As a professional services firm, we do not engage in manufacturing, product distribution, or hazardous waste generation and our offices have low water consumption. We have continued to measure our greenhouse gas emissions (GHG) emissions and, in 2023, we neutralized our 2022 Scope 1 and Scope 2 GHG emissions through our collaboration with the non-profit organization Climate Vault. Climate Vault removes carbon pollution permits from regulated carbon markets, which effectively decreases CO2 emissions in a quantifiable and verifiable way, while also supporting carbon dioxide removal technologies.
Managing Responsibly
We uphold ethics and integrity in everything we do. Our Code of Business Conduct and Ethics (the “Code”) serves as a crucial framework for guiding our workforce, helping our people understand expectations and standards governing individual and business conduct and supporting sound decision-making. Our commitment to ethical business practices is foundational to our standing as a premier consulting firm. We hold our employees to the highest ethical standards, not only requiring compliance with applicable laws, rules, and regulations but extending to ethical leadership and cultivating a work environment characterized by integrity, transparency, responsibility, and trust. In addition, Huron prohibits the use of Company funds, assets, services, or facilities on behalf of a political party or candidate and the Company does not reimburse employees for any personal contributions made to a political party or candidate.
To learn more about our environmental, social and governance efforts, please visit our website at: https://ir.huronconsultinggroup.com to read our 2023 Corporate Social Responsibility Report (CSR). The CSR also provides more quantitative and qualitative measurements in the Sustainability Accounting Standards Board (SASB) addendum and in the Equal Employment Opportunity (EEO-1) report. The report mentioned above, or any other information from the Huron website, are not part of, or incorporated by reference into this Proxy Statement.
STOCKHOLDER COMMUNICATIONS POLICY
The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:
Corporate Secretary
Huron Consulting Group Inc.
550 West Van Buren Street
17th Floor
Chicago, Illinois 60607
E-mail messages should be sent to corporatesecretary@hcg.com.
A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.
Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the Summary Compensation Table (who we refer to collectively throughout this Proxy Statement as our "named executive officers" or "NEOs").
During 2023, Huron's named executive officer team consisted of the following individuals:
•C. Mark Hussey, President and Chief Executive Officer
•J. Ronald Dail, Executive Vice President and Chief Operating Officer
•John D. Kelly, Executive Vice President, Chief Financial Officer and Treasurer
•Ernest W. Torain, Jr., Executive Vice President, General Counsel and Corporate Secretary
2023 HIGHLIGHTS
As further described below, Huron’s executive compensation program is structured to incentivize and reward performance that drives Company-wide success, achieves growth while effectively managing risk and aligns with the long-term best interests of our stockholders. The record Company performance in 2023 is highlighted by the following achievements3.
In addition to record revenues and improved profitability, we further invested in our people, our clients and our communities highlighted by the following achievements.
3 In the discussion of the Company’s 2023 performance, the Compensation Committee discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted earnings per share. EBITDA is defined as net income before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring charges, other gains and losses, transaction-related expenses, unrealized gains and losses on preferred stock investments, and foreign currency transaction gains and losses. Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of revenues before reimbursable expenses. Adjusted diluted EPS is defined as diluted earnings (loss) per share adjusted by adding back the same items as adjusted EBITDA, excluding foreign currency transaction gains and losses and including amortization of intangible assets, all on a tax effected basis.
Free cash flow for the years ended December 31, 2023 and 2022 is defined as operating cash flows of $135.3 million and $85.4 million, respectively, less capital expenditures of $35.2 million and $24.3 million, respectively.

For additional information on our commitment to our employees and shaping a more sustainable future, refer to our 2023 Corporate Social Responsibility Report which is available on our investor relations website located at https://ir.huronconsultinggroup.com. Please note that information contained on our website is not incorporated by reference in this Proxy Statement or considered to be part of this document.
EXECUTIVE SUMMARY
Huron is a global professional services firm that collaborates with clients to put possible into practice by creating sound strategies, optimizing operations, accelerating digital transformation, and empowering businesses and their people to own their future. By embracing diverse perspectives, encouraging new ideas and challenging the status quo, we create sustainable results for the organizations we serve. Our business strategy is to be the premier transformation partner to our clients and our 5,500 global revenue-generating professionals are the cornerstone of our success. These employees use their deep industry, functional and technical expertise to help our clients adapt to rapidly changing environments and accelerate their business transformation to drive lasting, sustainable and measurable results. Our professionals' talents and skills, along with our unique company culture are strategic differentiators and enable the future success of our clients and Huron. To achieve our strategy, we are committed to:
•Accelerating Growth in Healthcare and Education: Huron has leading market positions in healthcare and education, providing comprehensive offerings to the largest health systems, academic medical centers, colleges and universities, and research institutes in the United States.
•Growing Presence in Commercial Industries: Huron’s commercial industry focus has increased the diversification of the Company’s portfolio and end markets while expanding the range of capabilities it can deliver to clients, providing new avenues for growth and an important balance to its healthcare and education focus.
•Rapidly Growing Global Digital Capability: Huron’s ability to provide a broad portfolio of digital offerings that support the strategic and operational needs of its clients is at the foundation of the Company’s strategy. Huron will continue to advance its integrated digital platform to support its strong growth trajectory.
•Solid Foundation for Margin Expansion: The Company is well-positioned to achieve consistent margin expansion, as well as strong annual adjusted diluted earnings per share growth. We are committed to operating income margin expansion by growing the areas of the business that provide the most attractive returns, improving the operational efficiency of our delivery for clients, and scaling our selling, general, and administrative expenses as we grow.
•Strong Balance Sheet and Cash Flows: Strong free cash flows have and will continue to be a hallmark of Huron’s financial strength and business model. The Company is committed to deploying capital in a strategic and balanced way, including returning capital to shareholders and executing strategic, tuck-in acquisitions.
We operate in a highly competitive talent market and our compensation philosophy is focused on motivating and effectively rewarding our professionals for their significant contributions. To continue to attract and retain highly qualified employees and align those employees' interests with the Company and stockholders, approximately 90% of the equity that we award each year is granted to non-NEOs, primarily our principals, managing directors and industry and capability leaders who are not covered by this Compensation Discussion and Analysis. Furthermore, to incentivize and retain employees below the principal and managing director level, we encourage participation in the Company's Stock Ownership Participation Program ("SOPP" or "Plan"). See Proposal 3 for additional information on our equity incentive strategy for our non-NEO employees and the proposed amendment to increase the shares available for grant under our SOPP and to extend the term of the Plan.

The criticality of our employees extends to our executive officers. Huron's growth, distinctive integrated operating model, and continued development of leadership in global regions strategically position the Company to identify, attract, hire and retain the caliber of leaders needed to meet our objectives. Accordingly, it is imperative that Huron's executives embody Huron's values and leadership principles, and have the expertise and experience that is essential to effectively leading and engaging a growing organization spread across multiple countries with varying business, economic and regulatory environments.

Huron’s Compensation Committee aligns our executives’ interests with the Company and stockholders through a careful and robust pay for performance compensation program, all while mitigating excessive risk-taking through vigorous oversight and governance practices. When determining 2023 executive compensation payouts and setting 2024 executive target compensation levels, the Compensation Committee was guided by the following principles and objectives.

EXECUTIVE COMPENSATION PHILOSOPHY
Huron considers a number of elements when making pay decisions and these core tenets drive our executive compensation philosophy:
We define performance under the executive compensation program as a blend of delivering value to stockholders, achieving financial performance in comparison to pre-established financial goals, and establishing and executing strategic initiatives that we believe are responsive to evolving market and economic conditions and critical to future stockholder value creation. The Compensation Committee regularly reviews the design and administration of Huron’s executive compensation program to ensure the pay programs adhere to this philosophy.
COMPENSATION BEST PRACTICES

	What We Do		What We Do Not Do
✓	Align pay with performance with a significant majority of compensation at-risk and based on objective financial performance measures	✗	No excise tax gross-ups
✓	Appropriately balance short-term and long-term incentives	✗	No hedging or pledging of Huron stock
✓	Align executive compensation with stockholder returns through performance-based equity grants that include minimum time- vesting requirements	✗	No stock grants are "timed" or awards to be repriced
✓	Establish rigorous, achievable, and predominantly quantitative goals, that ensure focus, measurable progress and overall organizational advancement	✗	No material executive perquisites not commonly available to the broader Huron employee population or to similarly situated key management employees
✓	Require the annual incentive program funding to be capped at target payout if total shareholder return for the year is negative	✗	No "evergreen" features or liberal share counting provisions within our equity plan
✓	Perform an annual risk assessment of our compensation programs	✗	No automatic grants to any participant within the equity plan
✓	Maintain robust stock ownership guidelines

✓	Provide only double-trigger benefits in a change of control event
✓	Maintain a clawback policy providing for recoupment of incentive-based compensation
✓	Retain an independent compensation consultant to the board
✓	Administer the equity plans through the Compensation Committee, which is comprised entirely of independent directors
✓	Mitigate potential dilution of equity award grants through our share repurchase program
✓	Solicit investor feedback on our compensation program and potential enhancements through an extensive stockholder engagement program
EXECUTIVE COMPENSATION PAY COMPONENTS
Our incentive plan design strives to execute on our market-competitive compensation philosophy through a meaningful mix of three principal components: (i) base salary, (ii) annual incentives and (iii) long-term incentives.

Compensation Element	Form	Compensation Philosophy Alignment	What it Rewards
Base Salary	100% Cash	Provide market competitive base pay that reflects role and responsibilities, ability to effect Company results, executive's experience and individual performance.	Accomplishment of day-to-day responsibilities, individual performance and the executive's experience and the competitiveness of the talent market.
Annual Incentive	100% Cash	Set challenging, but attainable, goals that motivate exceptional performance against the annual operating plan and serves as key compensation vehicle for differentiating performance each year.	Achievement of predefined financial, operational and strategic measures that are commensurate with performance against the annual operating plan.
Long-Term Incentive	70% PSUs	Focus executives on the achievement of strong performance against long-term strategic and financial goals to directly align executive's interests with the long-term interests of stockholders.	Alignment of stockholder interests with the attainment of long-term financial goals and share price appreciation.
	30% RSUs	Provide for long-term executive retention.

The 2023 program design continued to align our NEOs' interests with those of the stockholders by maintaining a majority of NEO compensation as performance-based and at-risk. The chart below illustrates the 2023 target mix of pay for the NEOs under the 2023 annual and long-term incentive programs.

2023 NEO Pay Mix at Target
GOVERNANCE OF EXECUTIVE COMPENSATION PROGRAM
The Compensation Committee, with support from management and independent compensation consultants, is primarily responsible for designing, reviewing, and evaluating our executive compensation program in a manner consistent with our compensation philosophy, principles and objectives, through the following annual compensation-setting process.

Peer Group and Plan Design Review
Target Setting
Monitor Plan Design and Metrics
Determine Performance

October – December 2022

- Review compensation peer group for consistency with Huron’s size, offerings and market for talent
- Perform annual risk assessment of compensation programs
- Review peer group, external market data and stockholder feedback related to our executive compensation program design and target compensation of each named executive officer

February 2023

- Compensation Committee approved total target compensation for each named executive officer
- Compensation Committee established financial and strategic measures for 2023 AIP and 2023 – 2025 LTIP

February – December 2023

- Monitor performance against established AIP and LTIP targets to ensure compensation philosophy, principles and objectives are being met
- Monitor compliance with executive stock ownership requirements

February 2024

- Review pay-for-performance alignment
- Certify payout of 2023 AIP for each named executive officer based on actual achievement against pre-established targets
- Certify payout of 2021-2023 LTIP based on actual achievement against pre-established targets

Role of Compensation Committee
The Compensation Committee is primarily responsible for administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:
•set salaries and annual and long-term incentive levels for the CEO and other named executive officers, so that the program is promoting stockholder value;
•evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluation of the other named executive officers;
•review and approve the design and competitiveness of our executive compensation plans, including benefits and perquisites;
•review the design, competitiveness and pay equity of our Company-wide compensation plans, including benefits;
•review and approve the total cash and stock bonus pools for the organization, and approve the individual incentive payout awards for the named executive officers;
•review director compensation and make recommendations to the board;
•review and approve goals used for the annual and long-term incentive plans;
•retain or terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;
•review and evaluate compensation arrangements to assess whether they could encourage undue risk-taking; and
•create a Compensation Committee report on executive compensation for inclusion in the Proxy Statement.
The Compensation Committee exercises its judgment on an independent basis and works closely with our board of directors and the executive management team in making many of its decisions. To support its decision making, the Compensation Committee has retained the services of an independent compensation consultant. The Compensation Committee has the sole authority to amend or terminate the services of its independent consultant.
The Compensation Committee is comprised entirely of independent directors.
Role of Management
Our CEO, along with the chief human resources officer and other members of senior leadership, support the Compensation Committee's design, review and evaluation of the executive compensation program. The executive officers provide recommendations for the financial and strategic measures within the annual incentive and long-term incentive programs, which are grounded in Huron's long-term growth strategy and market data. Additionally, our CEO provides a review of each named executive officer's annual performance but does not participate in the decisions related to his own compensation. The Compensation Committee carefully reviews and deliberates all recommendations provided by management.
Additionally, to support the Compensation Committee's review and approval of the total cash and stock bonus pools available for the organization, and to ensure the Company-wide compensation programs appropriately balance stockholder returns and employee retention, the executive officers regularly review Company, Industry and Capability performance with the Compensation Committee.
Role of Compensation Advisor
The Compensation Committee retains an independent advisor to assist in the ongoing assessment of our executive compensation strategy and program. The Compensation Committee's independent advisor reports directly to the Compensation Committee and serves at its sole discretion and does not perform any services for the Company other than those in connection with its work for the Compensation Committee. Pay Governance serves as the Compensation Committee’s independent advisor.
The Compensation Committee annually assesses whether the independent advisor's work has raised any conflict of interest. The Compensation Committee has determined, based on its analysis of NASDAQ requirements, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Company has not created any conflict of interest.
Role of the Peer Group
The Compensation Committee reviews external market data to inform its decisions about executive compensation, specifically to determine a range of pay, inclusive of salary, target annual incentives, and target long-term incentive awards. Total direct compensation, as well as the components thereof, are compared to similar roles and responsibilities for those of the Compensation Committee-approved peer group described below, as well as Radford Global Technology survey data for companies with comparable total revenues as Huron. Individual target pay is benchmarked against these external market sources, but can and does vary based on several factors including each individual executive officer's experience, qualifications and performance. We note that the Compensation Committee does not target NEOs’ pay to a specified percentile relative to the below Compensation Peer Group, but rather reviews peer group compensation data for each element of compensation, including base salary, cash annual incentive, long-term incentive targets, and target total compensation (target total cash plus long-term incentive compensation).
The peer group is comprised of U.S.-based companies who are business-to-business service providers in the Research and Consulting Services, Human Resource and Employment Services, Health Care Technology, Health Care Services, or IT Consulting and Other Services industry sectors with revenues within 0.1x to 5.5x of Huron’s revenues and market capitalization within 0.1x to 5.5x of Huron’s market capitalization as of the review date. Annually, the Compensation Committee reviews the composition of the peer group to determine whether any changes should be made. For 2023 executive compensation decisions, the Compensation Committee approved the addition of two new peers, Dun & Bradstreet Holdings, Inc. and Evolent Health, Inc. The addition of these two companies further aligns Huron's strategy of accelerating growth in our Healthcare and Education core markets and advancing our digital and analytics platform of technology services and products with the offerings of our peer group as both of these companies are digital-focused with offerings in our core industries.
Below is the list of fourteen (14) companies that comprised our peer group for 2023 compensation.

2023 Peer Group
CBIZ, Inc.	ICF International, Inc.
CRA International, Inc.	Korn Ferry
Dun & Bradstreet Holdings, Inc.	LiveRamp Holdings, Inc.
Evolent Health, Inc.	NextGen Healthcare, Inc.
Exponent, Inc.	Premier, Inc.
FTI Consulting Inc.	Resources Connection, Inc.
Heidrick & Struggles International, Inc.	Veradigm, Inc.
Huron's relative positioning of revenue and market capitalization to the selected peer group as of October 2022 when the peer group was approved:
2024 Peer Group and Pay Positioning
During the Compensation Committee's annual review of the peer group in October 2023, additional enhancements to the peer group were made for the 2024 executive compensation cycle. A comprehensive examination of our business results and growth strategy constituted the cornerstone for our 2023 analysis, culminating in a refinement of the industry peer group composition to recognize Huron's expanding portfolio of software and digital services offerings, which now represent over 40% of the Company's revenues. For 2024 executive compensation decisions, the Compensation Committee approved the addition of two new peers, Perficient, Inc. and R1 RCM, Inc., as well as the removal of Veradigm, Inc. Below is the approved list of fifteen (15) companies that comprised our peer group for 2024 compensation as well as Huron's relative positioning of revenue and market capitalization to the selected peer group as of October 2023 when the peer group was approved. We note Huron's relative positioning within this peer group and the median total direct compensation of the executive officers within the peer group, was not materially impacted by the changes made.
Below is the list of 15 companies that comprises our peer group for 2024 compensation.

2024 Peer Group
CBIZ, Inc.	Korn Ferry
CRA International, Inc.	LiveRamp Holdings, Inc.
Dun & Bradstreet Holdings, Inc.	NextGen Healthcare, Inc.
Evolent Health, Inc.	Premier, Inc.
Exponent, Inc.	Perficient, Inc.
FTI Consulting Inc.	R1 RCM, Inc.
Heidrick & Struggles International, Inc.	Resources Connection, Inc.
ICF International, Inc.
Huron's relative positioning of revenue and market capitalization to the selected peer group as of October 2023 when the peer group was approved:
Stockholder Outreach
At the 2023 Annual Meeting, 93% of votes cast were in support of our named executive officers' compensation ("say-on-pay"). We view these results as overwhelming support of our compensation programs, including their strong alignment between our executives' pay and stockholder value. Additionally, at the 2023 annual meeting, a significant majority of votes cast were in support of an annual advisory vote on executive officer compensation ("say-on-pay frequency") and Huron's board of directors determined that we will continue to listen carefully to our stockholders and hold our say-on-pay vote annually.
In addition to our annual say-on-pay vote, we maintain an ongoing dialogue with our stockholders around our growth strategy, competitive positioning, financial performance, and executive compensation philosophy and program, including offering one-on-one meetings to our top 25 stockholders. We engage in consistent, proactive outreach efforts with our stockholders and their governance teams, as well as potential investors, on a regular basis throughout the year. Our non-executive chairman, chair of the compensation committee and management team engage with our stockholders to seek their input, to remain well-informed of their perspectives, and to help increase their understanding of our business, our growth strategy, our executive compensation philosophy and program, and our commitment to corporate governance, environmental and social issues, among other priorities.
Throughout 2023, those stockholders who accepted our offer to meet during our investor outreach cycles represented approximately 65% of our outstanding shares held by institutional investors as of December 31, 2023, including 15 of our top 25 stockholders. These conversations primarily focused on the evolution of Huron’s operating model and long-term strategy; our ongoing refresh process for the board of directors, including how we will continue to foster diversity among board members; and environmental, social and governance topics. We heard no concerns regarding our NEO pay programs. The feedback received through our stockholder outreach efforts is communicated to and considered by the board and helps inform our decisions and strategy. We will continue to listen carefully to our stockholders and incorporate their feedback into our decisions about executive compensation.
2023 EXECUTIVE COMPENSATION DETAILS
2023 NEO Target Compensation Opportunity
The Compensation Committee reviews NEO compensation for comparability and competitiveness to external market data and alignment with each executive's individual experience, qualifications and performance on an annual basis. In February 2023, the Compensation Committee approved the following 2023 target compensation opportunities for our executive officers.

Name and Position	Base Salary	Target Annual Incentive Opportunity (% of Salary)	Target Long-Term Incentive Opportunity (% of Salary)
C. Mark Hussey	$925,000	125%	225%
J. Ronald Dail	$650,000	90%	125%
John D. Kelly	$575,000	100%	175%
Ernest W. Torain, Jr.	$450,000	75%	125%
2023 Annual Incentive Program
The Compensation Committee continues to believe that the NEOs should be critically focused on improving stockholder value by driving and executing on the growth strategy of the organization and delivering results against the annual operating plan. As such, the Compensation Committee retained Organic Revenue Growth4 and Adjusted EBITDA Margin as the primary annual incentive financial metrics, and aligned the strategic measures to the core principles of Huron's business strategy. As in the prior year, the combination of the financial metrics and the enumerative strategic measures results in approximately 90% of the total annual incentive opportunity tied to metrics that use predefined quantitative goals. Performance against each metric is measured independently. Each performance metric is measured in a range of 0 to 200%, with threshold performance achieving a 50% payout. While the annual incentive program requires the annual incentive payout to be capped at target if total shareholder return (TSR) is not positive for the year; the cap was not triggered in 2023 as TSR was 41.6%.
Additional detail on the 2023 annual incentive goals and performance achieved follows. As a result of the exceptional performance achieved, the Compensation Committee approved a total payout of 145% of target for the 2023 annual incentive program.
2023 Annual Incentive Goals

Performance Measure	Weighting	Threshold	Target	Maximum	Actual	Payout % of Target
Organic Revenue Growth	40%	$1,175M	$1,250M	$1,360M	$1,362M	200%
Adjusted EBITDA Margin	35%	11.3%	12.3%	13.3%	12.3%	100%
Strategic Measures	25%	Varies by measure - details below				120%
Total	100%					145%
2023 Strategic Measures
The portfolio of strategic measures applied to the 2023 annual incentive program directly aligned to the growth strategy of the organization through the following four principles: Grow Revenue, Grow Margins, Grow People and Financial Strength. Each of these goal's performance was assessed against pre-approved, defined measures of success, of which a majority were objective, quantifiable goals. In total, 60% of the strategic measures within the 2023 annual incentive program were assessed against objective, quantifiable goals. The following chart outlines the 2023 goals as well as their weighting, alignment to strategy and actual levels of achievement.

Goals	Weighting	Alignment of Strategic Priorities with Company Strategy	Level of Achievement
Grow Revenue	40.0%	Focused on executing against our growth strategy, including accelerating growth in the healthcare and education industries, advancing our portfolio of technology and analytic services and products, expanding our commercial business, growing our base of recurring revenue and further positioning our advisory capability for growth.	48.7%
Exceeded our growth goals for the healthcare and education industries and digital capability. Achieved our growth goal for commercial industries of focus (e.g., financial services, energy and utilities and public sector). Defined the enterprise framework to further refine the Company’s operating model. Did not achieve our recurring revenue growth goal.

Grow Margins	25.0%	Focused on executing our margin expansion strategy to improve profitability and increase our investment capacity.	32.3%	Improved adjusted EBITDA margins by 70 bps over 2022 through initiatives focused on utilization, pricing, global delivery and SG&A leverage.
4 Organic Revenue Growth excludes revenues generated by acquired businesses that are incremental to the acquisition revenues contemplated in the Annual Incentive Goals approved by the Compensation Committee.

Grow People	25.0%	Focused on advancing our commitment to our people while attracting, engaging, motivating and retaining top talent to support our strategic objectives and growth goals.	27.5%	Achieved our priorities to advance our commitment to our employees in 2023 realizing strong employee engagement and coach quality feedback results, improving employee retention and strengthening the overall employee experience by bringing greater transparency to professional development and career progression. As well, furthered our talent management efforts with reprised senior leadership succession activities and refreshed talent management and development activities.
		Aligned with our ESG strategy, focused on advancing our commitment to diversity, equity and inclusion by executing the initiatives set forth in our diversity and inclusion action plan.	3.2%
Continued to foster a culture of belonging and inclusivity, advance diverse representation and expand our community outreach, including (but not limited to) aligning the senior leadership team as executive champions for each of our nine employee resource groups (iMatter teams), establishing DEI partnerships to improve networking, sourcing and development, and launching the Women in India and Women of Color subcommunities of our Women iMatter team.

Financial Strength	10.0%	Focused on maintaining a strong, flexible balance sheet to support the achievement of Huron’s strategy while returning capital to shareholders and allowing for capacity for strategic tuck-in M&A.	8.8%	Achieved our 2023 free cash flow and leverage goals.
Total	100%		120.5%
2023 Long-Term Incentive Program
Under the 2023 long-term incentive program, which was unchanged from the prior year, 70% of the target long-term incentive program value was granted in the form of performance share units (PSUs) and 30% was granted in the form of restricted stock units (RSUs), both with a three-year vesting period. The final payout of the PSUs granted in 2023 will be determined at the end of the full three-year performance period based on performance against predetermined, cumulative three-year goals for Adjusted Diluted EPS and Revenue Growth, with fifty-fifty weighting. As in prior years, we cannot disclose the details of the three-year goals at this time due to their material, non-public nature.
Previously Awarded Performance-Based Long-Term Incentive Programs
2021-2023 Performance Cycle
Given the uncertainty of the impact of the COVID-19 pandemic and the Compensation Committee's desire to still provide a competitive earning opportunity aligned with stockholder value during that unprecedented period, the 2021 PSUs were granted under a temporarily modified long-term incentive program. The 2021-2023 long-term incentive program set goals annually for both Adjusted Diluted EPS and Revenue Growth, and then applied a multiplier in a range of 90% to 110% based on performance against Compensation Committee-approved three-year Revenue Growth goals. The final payout was determined at the end of 2023 by averaging each year's actual annual performance against the annual target set for that year, and then applying the three-year Revenue Growth multiplier. See below for details on the 2023 annual goals and the three-year Revenue Growth goals approved by the Compensation Committee. The 2021 and 2022 annual goals were reported in the proxy statements covering the respective performance period.

Performance Measure	Weighting	Threshold	Target	Maximum	Actual	Payout % of Target
2023 Annual Goals
Adjusted Diluted EPS	50%	$3.60	$4.00	$4.50	$4.91	200%
Revenue Growth	50%	$1,210M	$1,250M	$1,315M	$1,362M	200%
Total	100%					200%

2021-2023 Cumulative Revenue Growth Goals
Revenue Growth	100%	$2,632M	$2,738M	$2,847M	$3,400M	110%

The table below illustrates the overall payout earned for the 2021 PSUs, which was 194% of target.

Performance Measure	Overall Weighting	Adjusted Diluted EPS Payout % of Target Earned (50% Weighting)	Revenue Growth Payout % of Target Earned (50% Weighting)	Total Payout % of Target Earned
Annual Performance
2021	33%	122%	170%	146%
2022	33%	166%	200%	183%
2023	33%	200%	200%	200%
Total	100%			176%

2021-2023 Cumulative Revenue Growth Multiplier
Revenue Growth				110%

Total				194%
2022-2024 Performance Cycle
The final payout of the PSUs granted in 2022 will be determined at the end of the full three-year performance period based on performance against the predetermined, cumulative three-year goals for Adjusted Diluted EPS and Revenue Growth, with fifty-fifty weighting. As in prior years, we cannot disclose the details of the three-year goals at this time due to their material, non-public nature.
2024 EXECUTIVE COMPENSATION DETAILS
During the Company's annual compensation review, which included a review of the exceptional performance in 2023, total direct compensation of our peer group and other market data, the Compensation Committee determined that an overall increase in total direct compensation was appropriate. The increase in total direct compensation is primarily achieved through increasing the variable "at-risk" portion of executive pay through increased performance-based equity awards under the upcoming 2024 long-term incentive program. The adjustments made for 2024 drive improved competitiveness by better aligning each executive's total direct compensation with the total direct compensation received by similarly situated executives of the Company's peer group and enhancing the alignment of the executive's interests with the long-term interests of stockholders as a greater portion of total direct compensation is granted in performance-based equity. The Company continues to remain active with its share repurchase program in order to mitigate any potential dilution effect of the increased equity award grants.
For 2024, the Compensation Committee approved the following compensation for the NEOs:

Name and Position	Base Salary	Target Annual Incentive Opportunity (% of Salary)	Target Long-Term Incentive Opportunity (% of Salary)
C. Mark Hussey	$950,000	140%	375%
J. Ronald Dail	$675,000	90%	140%
John D. Kelly	$600,000	115%	220%
Ernest W. Torain, Jr.	$450,000	75%	125%

The chart below illustrates the target mix of pay for the NEOs under the 2024 annual and long-term incentive programs.
2024 NEO Pay Mix at Target
The Compensation Committee and management continue to believe that the NEOs should be critically focused on improving stockholder value through driving the profitable growth of the Company. As such, under the 2024 annual incentive program, the Compensation Committee retained Organic Revenue Growth and Adjusted EBITDA Margin as the primary annual incentive financial metrics, with a combined 75% weighting. The Compensation Committee and management also recognize the importance of the nature by which these financial results are achieved and retained a 25% weighting on the strategic measures, the majority of which continue to be assessed against predefined, quantitative goals that align with the company's strategic objectives. The financial goals and the executive strategic measures combined ensure that nearly 90% of the total annual incentive opportunity is tied to predefined measures with predefined quantitative metrics.
Additionally, the Compensation Committee maintained the long-term incentive program design used in 2023. Under this program, 70% of the target long-term incentive program value was granted in the form of PSUs and 30% was granted in the form of RSUs. The final payout of the PSUs will be determined at the end of the full three-year period based on performance against predetermined, three-year cumulative goals for Adjusted Diluted EPS and Revenue Growth. As in prior years, we cannot disclose the specific goals at this time due to their material, non-public nature.
ADDITIONAL EXECUTIVE COMPENSATION DETAILS
Employment Agreements
Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on stockholder interests when considering strategic alternatives and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron and if the executive’s employment is terminated without cause or he resigns for good reason, the executive will receive enhanced severance benefits. Huron provides these enhanced severance benefits only with a "double trigger" because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron employment agreements do not provide for any gross-ups.
More information on our use of employment agreements, including the estimated payments and benefits payable to the named executive officers, is provided under the "Potential Payments Upon Termination or Change of Control" section of this Proxy Statement.
Health and Welfare Benefits
The named executive officers are eligible for the same health and welfare benefits generally available to Huron employees.

Deferred Compensation Plan
The Company also offers a nonqualified deferred compensation plan (the "DCP") to all principals, managing directors, corporate vice presidents, named executive officers and non-employee directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Non-employee directors may elect to defer up to 100% of their cash compensation into the DCP. Earnings are credited based on the returns of the investment options selected by the participant. Any amounts contributed may be deferred until a later date or may become payable in connection with a participant's retirement, death, disability or other separation from service.
Perquisites
Huron did not provide material perquisites over and above those commonly available to the broader Huron employee population or similarly situated key management employees to any named executive officer in 2023. The Company provides enhanced disability and life insurance benefits to all of its managing directors, corporate vice presidents and executive officers. Named executive officers and practice leaders are also offered reimbursement of the cost of an annual executive physical examination.
Clawback Provisions
The Company's incentive compensation recoupment policy (commonly referred to as a "clawback policy") was amended and restated effective October 27, 2023 in accordance with Rule 10D-1 of the Securities Exchange Act of 1934 and NASDAQ listing standards.
The clawback policy requires the recoupment of incentive-based compensation paid to executive officers and such other individuals designated by the policy in the event of a restatement of our quarterly or annual financial results. In such an event, our non-employee directors will review all incentive-based compensation awarded to those individuals covered by the policy based upon the achievement of financial results that were the subject of the restatement and will recoup the incentive-based compensation to the extent the amount of such compensation would have been lower than the amount actually awarded, granted, paid, earned, deferred or vested based on the achievement of financial results that were subsequently reduced due to such restatement.
Stock Ownership Guidelines and Holding Requirements
We maintain stock ownership guidelines for Huron's named executive officers and non-employee directors, which are consistent with the practices of our peer group and are designed to align the interests of our stockholders, directors and executive officers. Until the relevant stock ownership target is achieved, executive officers and non-employee directors are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance units. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance units or unvested restricted stock do not count. Each of our NEOs and non-employee directors are in compliance with the terms of our share ownership guidelines.

Position	Stock Ownership Guideline
CEO	5x salary
COO and CFO	2x salary
Other Executive Officers	1x salary
Non-employee Directors	5x the annual retainer
Hedging and Pledging
The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly-traded puts, calls or other derivative securities with respect to Huron’s stock and prohibits any other transaction that "hedges" the ownership in Huron’s stock or holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Tax Considerations
Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s "covered employees". The Compensation Committee expects in the future to authorize compensation in excess of $1 million to employees that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its stockholders. The Company considers it important to retain the flexibility to design a compensation program that is in the best long-term interests of the Company and its stockholders, even if certain payments under the program are not deductible under Section 162(m).

Section 280G. Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as "excess parachute payments," and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The senior management agreements in effect ensure that any covered payments would be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the information contained under the caption "Compensation Discussion and Analysis" and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2023 Annual Report on Form 10-K.
Hugh E. Sawyer, Chair
Joy T. Brown
H. Eugene Lockhart
Debra Zumwalt
2023 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total Compensation ($)
C. Mark Hussey(6) President and Chief Executive Officer	2023	919,792	430,000	1,676,563	2,642,725	37,323	5,706,403
	2022	800,000	430,000	1,104,000	1,643,228	38,603	4,015,831
	2021	800,000	—	800,000	840,005	35,394	2,475,399
J. Ronald Dail(7)(8)(9) Executive Vice President and Chief Operating Officer	2023	650,000	—	964,316	812,465	26,923	2,453,704
	2022	612,500	—	766,487	882,726	26,154	2,287,867

John D. Kelly Executive Vice President, Chief Financial Officer and Treasurer	2023	572,917	205,000	833,750	1,322,087	29,956	2,963,710
	2022	525,000	205,000	652,050	1,029,306	29,034	2,440,390
	2021	525,000	—	472,500	472,463	26,977	1,496,940
Ernest W. Torain, Jr. Executive Vice President, General Counsel and Corporate Secretary	2023	447,917	80,000	489,375	692,411	34,516	1,744,219
	2022	398,333	80,000	276,000	516,327	33,486	1,304,146
	2021	360,000	—	180,000	194,414	31,024	765,438
(1)The bonus amounts paid in 2022 and 2023 represent the first and second installments of the three-year cash retention awards, which were awarded in 2021 to retain the NEOs continued leadership through the COVID-19 pandemic and in recognition of their exceptional performance during 2020.The final installment was paid in March 2024.
(2)This column represents the aggregate grant date fair value of restricted stock and/or performance share unit and/or performance-based stock option awards. The value of the performance share units and performance-based stock options in the table is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.
(3)The stock awards granted in 2022 and 2023 include the full value awarded under the 2022 and 2023 long-term incentive programs and one-third of the overall value awarded as performance share units under the 2021 long-term incentive program. The 2021 long-term incentive program retains a three-year cumulative performance cycle, but sets annual goals for both Adjusted Diluted EPS and Revenue Growth. Upon the Compensation Committee's approval of the 2022 and 2023 annual goals for the 2021 long-term incentive program, one-third of the overall value awarded in 2021 was deemed granted in February 2022 and February 2023 pursuant to FASB ASC Topic 718.
(4)The stock awards granted in 2021 include one-third of the overall value awarded as performance share units under the 2021 long-term incentive program as the Compensation Committee had not yet approved the 2022 and 2023 annual goals against which the second and third components of the award would be measured. The 2022 and 2023 annual goals were approved by the Compensation Committee in February 2022 and February 2023, respectively, at which time the shares were deemed granted pursuant to FASB ASC Topic 718.
(5)All Other Compensation for 2023 is detailed in the table below.
(6)Mr. Hussey served as president and chief operating officer through June 30, 2022, at which time he was succeeded by Mr. Dail effective July 1, 2022. Mr. Hussey continued to serve as president through December 31, 2022, and effective January 1, 2023, began serving as president and chief executive officer.
(7)Mr. Dail has served as executive vice president and chief operating officer since July 1, 2022, prior to which he led Huron’s healthcare performance improvement business unit.

(8)Mr. Dail's 2022 non-equity incentive plan compensation includes his earned non-equity incentive compensation under the NEO annual incentive plan and Healthcare Managing Director annual incentive plan, prorated for his time served as a managing director in the Healthcare business unit. Additionally, this total includes $122,837 earned under the Healthcare Managed Services incentive program, a commission-based program for the Healthcare Managed Services offering that is determined based on the revenue generated on certain engagements which Mr. Dail is eligible for based on his prior role as the leader of Huron's healthcare performance improvement business unit through July 1, 2022. Mr. Dail is eligible for this incentive compensation through 2026 as per the terms of the Healthcare Managed Services incentive program structure.
(9)Mr. Dail's 2023 non-equity incentive plan compensation includes his earned non-equity incentive compensation under the NEO annual incentive plan and $116,066 earned under the Healthcare Managed Services incentive program, a commission-based program for the Healthcare Managed Services offering that is determined based on the revenue generated on certain engagements which Mr. Dail is eligible for based on his prior role as the leader of Huron's healthcare performance improvement business unit through July 1, 2022. Mr. Dail is eligible for this incentive compensation through 2026 as per the terms of the Healthcare Managed Services incentive program structure.
2023 All Other Compensation

Name	Executive Long-Term Disability Insurance ($)(1)	Executive $1MM Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites ($)(4)	Total All Other Compensation ($)
C. Mark Hussey	7,101	4,087	19,800	6,335	37,323
J. Ronald Dail	5,545	1,578	19,800	—	26,923
John D. Kelly	4,353	1,033	19,800	4,770	29,956
Ernest W. Torain, Jr.	7,136	2,726	19,800	4,854	34,516
(1)Executive Long-Term Disability Insurance is provided to all executives, managing directors and principals.
(2)Executive Term Life Insurance is provided to all executives, managing directors and principals.
(3)Huron provides a Company 401(k) match to all participating employees.
(4)Other Benefits and Perquisites include the cost of executive physicals, which Huron pays for executives and certain managing directors.
2023 GRANTS OF PLAN-BASED AWARDS
The following table summarizes the grants of equity awards and annual cash incentive awards for 2023 to each named executive officer.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	Full Grant Date Fair Value of Each Award ($)(5)
C. Mark Hussey	2/23/2023	2/23/2023	—	—	—		586	5,210	11,462	—	561,498	(2)
	3/1/2023	2/23/2023	—	—	—		4,467	17,867	35,734	—	1,456,875	(3)
	3/1/2023	2/23/2023	—	—	—		—	—	—	7,657	624,352	(4)
			144,531	1,156,250	2,312,500	(1)	—	—	—	—	—
J. Ronald Dail	3/1/2023	2/23/2023	—	—	—		1,744	6,975	13,950	—	568,742	(3)
	3/1/2023	2/23/2023	—	—	—		—	—	—	2,989	243,723	(4)
			73,125	585,000	1,170,000	(1)	—	—	—	—	—

John D. Kelly	2/23/2023	2/23/2023	—	—	—		330	2,931	6,448	—	315,883	(2)
	3/1/2023	2/23/2023	—	—	—		2,160	8,638	17,276	—	704,343	(3)
	3/1/2023	2/23/2023	—	—	—		—	—	—	3,702	301,861	(4)
			71,875	575,000	1,150,000	(1)	—	—	—	—	—
Ernest W. Torain, Jr.	2/23/2023	2/23/2023	—	—	—		136	1,205	2,651	—	129,867	(2)
	3/1/2023	2/23/2023	—	—	—		1,207	4,829	9,658	—	393,756	(3)
	3/1/2023	2/23/2023	—	—	—		—	—	—	2,070	168,788	(4)
			42,188	337,500	675,000	(1)	—	—	—	—	—
(1)The target, threshold and maximum represent the range of cash award that could be earned under the 2023 NEO annual incentive program. There is no payout if a threshold level of performance is not achieved for all financial or strategic measures. The minimum amount that could be paid is 12.5% of target, calculated as threshold payout of 50% for the lowest weighted component. Maximum payout represents 200% of target. Based on the achievement of specific financial goals and strategic measures, the Compensation Committee determined that 145% of the target award was earned for 2023.
(2)The February 23, 2023 grant of performance stock units (PSUs) represents the third component of the 2021 long-term incentive award that is funded based on performance during the 2021-2023 performance cycle. The funding of this third component is based on 2023 annual performance against predefined financial measures of Adjusted Diluted EPS and Revenue Growth, as well as the performance against a cumulative three-year Revenue Growth measure. The minimum amount that could be earned is 11.25% of target, calculated as threshold payout of 25% on only one of the annual financial measures multiplied by the threshold multiplier of 0.9x for threshold performance on the three-year Revenue Growth measure. Maximum payout represents 220% of target, calculated as maximum payout of 200% on all financial measures multiplied by the maximum multiplier of 1.1x for maximum payout on the three-year Revenue Growth measure.
Based on the achievement of the specific annual and three-year measures for all three components of the 2021 long-term incentive award, the Compensation Committee determined that 194% of the entire target award was earned and vested on March 1, 2024. These PSUs were granted under the Company's 2012 Omnibus Incentive Plan.
(3)The March 1, 2023 grant of PSUs is based on the performance against predefined financial measures of Adjusted Diluted EPS and Revenue Growth over the three-year performance cycle from 2022-2024. The minimum amount that could be earned is 25% of target, calculated as threshold payout of 50% on only one of the financial measures; and, if threshold performance is not achieved for all financial measures, the award will be forfeited. The PSUs can be earned up to 200% of target for maximum performance on all financial measures. The PSUs that are earned will vest on March 1, 2025. These PSUs were granted under the Company's 2012 Omnibus Incentive Plan.
(4)This grant of restricted stock units (RSUs) was made under the 2023 NEO long-term incentive program and includes a three-year annual vesting period. The restricted stock was granted under the Company’s 2012 Omnibus Incentive Plan.
(5)The full grant date fair value of all RSU and PSU grants are based on the closing price of Huron stock on the date of grant, which was $70.44 and $81.54 on February 23, 2023 and March 1, 2023, respectively; and for performance-based awards, the estimate of expected funding as of the grant date. As of the grant date, the PSUs granted under the 2021 and 2023 NEO long-term incentive programs were estimated to be earned at 153% and target, respectively. The total number of PSUs to be earned is contingent on meeting specific financial targets as described in Notes 2 and 3 above.
2023 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2023 for each named executive officer. Market value is based on the closing price of Huron stock of $102.80 on December 29, 2023, the last trading day of the fiscal year.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)
C. Mark Hussey	3/1/2021	—	—	—	—	3,474 (1)	357,127	—	—
	3/1/2021	—	—	—	—	30,318 (3)	3,116,723	—	—
	3/1/2022	—	—	—	—	5,807 (2)	596,960	—	—
	3/1/2022	—	—	—	—	—	—	40,648 (4)	4,178,614
	3/1/2023	—	—	—	—	7,657 (2)	787,140	—	—
	3/1/2023	—	—	—	—	—	—	17,867 (5)	1,836,728
J. Ronald Dail	3/1/2020	—	—	—	—	1,608 (6)	165,302	—	—
	3/1/2021	—	—	—	—	1,654 (6)	170,031	—	—
	3/1/2022	—	—	—	—	3,971 (6)	408,219	—	—
	3/1/2022	—	—	—	—	2,593 (7)	266,560	—	—
	3/1/2022	1,226 (7)	2,451 (7)	48.22	3/1/2029	—	—	—	—
	7/1/2022	—	—	—	—	1,233 (2)	126,752	—	—
	7/1/2022	—	—	—	—	—	—	15,332 (4)	1,576,130
	3/1/2023	—	—	—	—	1,576 (6)	162,013	—	—
	3/1/2023	—	—	—	—	2,989 (2)	307,269	—	—
	3/1/2023	—	—	—	—	—	—	6,975 (5)	717,030
John D. Kelly	3/1/2020	—	—	—	—	12,639 (8)	1,299,289	—	—
	3/1/2021	—	—	—	—	1,954 (1)	200,871	—	—
	3/1/2021	—	—	—	—	17,055 (3)	1,753,207	—	—
	3/1/2022	—	—	—	—	3,703 (2)	380,668	—	—
	3/1/2022	—	—	—	—	—	—	25,912 (4)	2,663,754
	3/1/2023					3,702 (2)	380,566	—	—
	3/1/2023	—	—	—	—	—	—	8,638 (5)	887,986
Ernest W. Torain, Jr.	3/1/2021	—	—	—	—	804 (1)	82,651	—	—
	3/1/2021	—	—	—	—	7,017 (3)	721,346	—	—
	3/1/2022	—	—	—	—	1,909 (2)	196,245	—	—
	3/1/2022	—	—	—	—	—	—	13,356 (4)	1,372,997
	3/1/2023	—	—	—	—	2,070 (2)	212,796	—	—
	3/1/2023	—	—	—	—	—	—	4,829 (5)	496,421
(1)Consists of unvested restricted stock awards as of December 31, 2023 that vests 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company's equity incentive plan.

(2)Consists of unvested restricted stock units as of December 31, 2023 that vests 33% annually over three years from the date of grant, provided that the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company's equity incentive plan.
(3)Consists of the 2021 grant of PSUs that vest based on performance for the 2021-2023 performance period. The amount reflected in the table equals 194%, the actual amount earned. The earned amount vested on March 1, 2024.
(4)Consists of the 2022 grant of PSUs that vest based on performance for the 2022-2024 performance period. Actual payouts may range from 0% to 200% of target, with 12.5% paid for threshold performance. As of December 31, 2023, it was estimated that the award would be earned at an amount between target and maximum; as such, the amount reflected in the table equals the maximum amount. Once the 2022-2024 performance period is complete, the earned award will vest in its entirety on March 1, 2025.
(5)Consists of the 2023 grant of PSUs that vest based on performance for the 2023-2025 performance period. Actual payouts may range from 0% to 200% of target, with 25% paid for threshold performance. The amount reflected in the table equals the target amount based on the estimated funding as of December 31, 2023. Once the 2023-2025 performance period is complete, the earned award will vest in its entirety on March 1, 2026.
(6)Consists of unvested restricted stock as of December 31, 2023 that vests 25% annually over four years from the date of grant, provided that the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company's equity incentive plan.
(7)Consists of the unvested PSUs and unexercised performance stock options (PSOs) granted in 2022 that were earned based on the 2022 annual performance of the Healthcare business unit. The amount reflected in the table equals the unvested PSUs and unexercised PSOs of the earned amount. The earned awards vest 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date.
(8)Consists of unvested restricted stock as of December 31, 2023 that will vest 100% four years from the date of grant, provided that the individual is still employed by Huron on the applicable vesting date.
2023 OPTION EXERCISES AND STOCK VESTED
The following table sets forth certain information concerning stock options exercised and restricted stock vested during 2023 for each named executive officer.

	Option Exercises		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
C. Mark Hussey	—	—	11,874	833,436
J. Ronald Dail	—	—	6,816	478,415
John D. Kelly	—	—	6,895	483,960
Ernest W. Torain, Jr.	—	—	4,262	314,552
(1)The value realized on vesting equals the number of shares received on vesting multiplied by the closing price of Huron stock on the most recent business day preceding the vesting date.
2023 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth the deferred compensation activity for the named executive officers in 2023.

Name	Executive Contributions in 2023 ($)(1)	Company Contributions in 2023 ($)	Aggregate Earnings/Losses in 2023 ($)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance as of 12/31/23 ($)
C. Mark Hussey	—	—	220,165	—	1,752,287
J. Ronald Dail	—	—	—	—	—
John D. Kelly	—	—	—	—	—
Ernest W. Torain, Jr.	—	—	—	—	—
(1)There were no executive contributions made to the deferred compensation plan for 2023.

The Company maintains the deferred compensation plan (the "DCP"), which became effective July 1, 2006, for principals, managing directors, corporate vice presidents, named executive officers and members of the board of directors. The DCP permits eligible employees to defer up to 75% of their base salary and 100% of their annual cash incentive and permits directors to defer up to 100% of their cash compensation. Participants are able to choose from a number of investment alternatives. Earnings are credited based on the returns of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period.
Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Background
We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change of control.
Senior Management Agreements
Mr. Hussey's senior management agreement as chief executive officer, effective January 1, 2023, continues for three years from the effective date. Following the expiration of the initial three-year term, the agreement will be automatically renewed every twelve months unless Mr. Hussey or the Company provides 60 days' advance written notice of the cessation of such automatic renewal. The agreement may be earlier terminated by Mr. Hussey or the Company pursuant to its terms.
Mr. Dail, Mr. Kelly and Mr. Torain's senior management agreements provide that employment will continue unless either the Company or the executive delivers to the other 60 days’ advance written notice of the cessation of employment. These may be earlier terminated by the executive or the Company pursuant to their terms.
The following table summarizes how unvested equity awards will be addressed in the event of a termination under the senior management agreements that were in effect during 2023.

Event	Restricted Stock and Options	2021, 2022 and 2023 Performance Stock Units
Normal Vesting	33% annual vesting over 3 years; 100% vesting after 4 years for the supplemental award granted to John D. Kelly on 3/1/2020.	100% of the earned PSUs vest in Q1 of the year following the end of the three year performance period.
Voluntary Termination	Forfeit.	Forfeit.
Termination for "Cause"	Forfeit.	Forfeit.
Approved Retirement (comply with non-compete provisions)	Subject to non-compete, vesting continues per normal course post-retirement.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year performance period based on number of days employed during the performance period. Subject to non-compete, vesting continues per normal course post-retirement.
Death or Disability	Full acceleration.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year performance period based on number of days employed during the performance period.
Involuntary/Good Reason Termination	Forfeit.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year performance period based on number of days employed during the performance period.

Event	Restricted Stock and Options	2021, 2022 and 2023 Performance Stock Units
Change of Control ("COC"), No Termination	No impact, assumed by acquirer.	If assumed by acquirer and converts shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert shares into right to receive equivalent value in shares of new entity and the COC occurs during the performance period, then the PSUs will vest at the greater of target or the level dictated by actual performance at the time of the COC (and with respect to the 2021 PSUs, without adjustment for the multiplier based on Revenue Growth).

If not assumed by acquirer or acquirer does not convert shares into a right to receive equivalent value in shares of the new entity and the COC occurs after the performance period, then the PSUs will vest at the greater of target or the level dictated by actual performance at the time of the COC.

One share of Company common stock will be exchanged for each PSU and such common stock will receive the consideration paid by the acquirer in the COC.
Involuntary/Good Reason Termination Post-COC	Full acceleration.	Shares shall immediately fully vest at the greater of target or level dictated by actual performance (with respect to the 2021 PSUs actual performance will be determined without adjustment for the multiplier based on Revenue Growth).
The treatment of unvested equity awards granted to Mr. Hussey in the event of termination did not change with the execution of his senior management agreement as a chief executive officer, which was effective January 1, 2023. The terms and conditions of each equity award are subject to the terms of the applicable equity inventive plan of the Company and the equity awards' grant agreements.
Other Benefits
Mr. Hussey, Mr. Dail, Mr. Kelly and Mr. Torain are eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.
Restrictive Covenants on Termination
For the applicable restricted period set forth in the senior management agreements of all executive officers, except for Mr. Dail, such executive officers may not directly or indirectly (i) hire any employees of the Company or solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his/her/its relationship with the Company or (ii) provide services that are the same as or similar to those offered by the Company to any client of the Company that he obtained as a client for the Company, to whom he provided services within the 12 months preceding termination of employment, or to whom he submitted a proposal during the six months prior to termination of employment. The restricted period for Mr. Hussey is 12 to 24 months (depending on the type of termination) following termination of employment. The restricted period for Mr. Kelly and Mr. Torain is 12 months following termination of employment for any reason.
In addition, for a period of 12 to 24 months (depending on the type of termination) following the termination of his employment, Mr. Hussey may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity.
Under Mr. Dail's senior management agreement, during his employment with the Company he may not directly or indirectly solicit, induce or encourage any employee of the Company or any client or other business relation to leave, alter or cease his/her/its relationship with the Company. In addition, for a period of 12 months following termination of his employment with the Company, he may not interfere with the Company's business relationship with a Company employee.
All executives are also subject to a confidentiality and non-disclosure covenant.
Key Definitions
Definition of "Change of Control"
A Change of Control is defined in each of the executive's senior management agreements as:

•any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;
•there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least 50% of the combined voting power of the securities of the Company or such other surviving entity; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 50% or more of the Company’s then outstanding securities; or (c) the merger does not represent a sale of all or substantially all of the Company’s assets;
•the stockholders approve a plan of complete liquidation or dissolution; or
•there is a disposition or sale of all or substantially all of the Company’s assets other than a sale or disposition in which at least 50% of the combined voting power of the voting securities are owned by stockholders of Huron.
Definition of "Good Reason"
The definition of "Good Reason" is defined under all of the senior management agreements to mean a resignation following: (i) a failure to comply with any material term of the agreement by the Company; (ii) a material reduction in base salary or benefits coverage, provided that such reduction is without his or her consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives; or in the case of the senior management agreements for Mr. Hussey, Mr. Kelly and Mr. Torain (iii) a change in primary location of employment to a location that is more than 50 miles from Chicago, Illinois. The senior management agreements provide the Company the right to cure prior to a senior executive’s resignation for Good Reason.
Definition of "Good Reason" in Relation to a Change of Control
Under each of the executive's senior management agreements, a Change of Control Good Reason occurs if certain adverse changes occur in anticipation of, or within 24 months following, a Change of Control including:
(a)any material breach of the senior management agreement by the Company;
(b)any material adverse change in the executive’s status, responsibilities or position with the Company;
(c)any material reduction in his base salary or target bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company;
(d)assignment of duties to the executive that are materially inconsistent with his position and responsibilities described in the senior management agreement, including, specifically, assignment of a position other than as chief executive officer of the surviving Company in the case of Mr. Hussey; or
(e)requiring the executive to be principally based at any office or location that is greater than 50 miles from Chicago, Illinois.
Termination without Cause or Resignation for Good Reason
If any of the executives is terminated without Cause or resigns for Good Reason, as defined in his senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, executives will receive pro rata vesting of performance stock units that would otherwise have been earned in the performance period.
The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2023:

Executive	Severance Benefits
C. Mark Hussey	An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.
J. Ronald Dail	An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

John D. Kelly	An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.
Ernest W. Torain, Jr.	An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.
Under all senior management agreements, in the event an executive qualifies for an approved retirement and signs a non-compete agreement, he would receive continued vesting of his stock options and restricted stock. There would be no acceleration, but the equity would continue to vest per the schedule as outlined in the grant agreements.
Termination of Employment Due to Death or Disability
Under each of the senior management agreements, if any of our executives dies or becomes disabled, his estate will receive payment of base salary and a pro rata bonus at target through the date of termination. The executive and/or his eligible dependents shall receive continuation of medical benefits for six months. In addition, unvested time-based equity outstanding will vest and unvested performance-based awards will vest in accordance with the applicable grant agreement.
Termination of Employment Due to Termination other than for Resignation for Good Reason or Due to Cause
No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s senior management agreement.
Termination without Cause or Resignation for Good Reason Related to a Change of Control
If any of our executives is terminated without Cause or resigns for Good Reason in conjunction with a Change of Control, as defined in his senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts.
The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, in the case of a Change of Control, as of December 31, 2023:

Executive	Severance Benefits
C. Mark Hussey	An amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 30 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
J. Ronald Dail	An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 18 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
John D. Kelly	An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 18 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
Ernest W. Torain, Jr.	An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 18 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
Golden Parachute Cutback
All executive senior management agreements provide that, if any amount, right or benefit paid or payable to the executive under his senior management agreement or any other plan, program or arrangement would constitute an "excess parachute payment" under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under his senior management agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.
Potential Payments Upon Termination or Change of Control
The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2023, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change of control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs.
The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2023 and uses a share price of $102.80, the closing price of our stock on December 29, 2023, the last trading day of the fiscal year.

Name	Benefit	Voluntary Termination/ Retirement ($)	Termination without Cause or resignation for Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
C. Mark Hussey	Salary	—	1,850,000	—	2,312,500
	Bonus	—	2,312,500	—	2,890,625
	Pro rata annual bonus (1)	—	—	1,156,250	1,676,563
	Pro rata retention bonus (2)	—	358,190	358,190	358,190
	Equity acceleration (3)	—	—	1,741,226	1,741,226
	Benefits continuation	—	27,608	6,902	27,608
	Cutback (4)	—	—	—	-3,479,039
	Total Value	—	4,548,298	3,262,568	5,527,673
J. Ronald Dail	Salary	—	650,000	—	975,000
	Bonus	—	585,000	—	877,500
	Pro rata annual bonus (1)	—	935,006	585,000	935,006
	Equity acceleration (3)	—	—	1,339,587	1,339,587
	Benefits continuation	—	17,975	8,988	26,963
	Cutback (4)	—	—	—	-191,208
	Total Value	—	2,187,981	1,933,575	3,962,848
John D. Kelly	Salary	—	575,000	—	862,500
	Bonus	—	575,000	—	862,500
	Pro rata annual bonus (1)	—	833,750	575,000	833,750
	Pro rata retention bonus (2)	—	170,765	170,765	170,765
	Equity acceleration (3)	—	—	2,261,394	2,261,394
	Benefits continuation	—	20,225	10,113	30,338
	Cutback (4)	—	—	—	-1,436,170
	Total Value	—	2,174,740	3,017,272	3,585,077

Ernest W. Torain, Jr.	Salary	—	450,000	—	675,000
	Bonus	—	337,500	—	506,250
	Pro rata annual bonus (1)	—	489,375	337,500	489,375
	Pro rata retention bonus (2)	—	66,640	66,640	66,640
	Equity acceleration (3)	—	—	491,692	491,692
	Benefits continuation	—	20,225	10,113	30,338
	Cutback (4)	—	—	—	-954,904
	Total Value	—	1,363,740	905,945	1,304,391
(1)Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual 2023 performance. For retirement eligible individuals, executive would receive the full bonus earned payable at the originally scheduled payout date consistent with other executives and thus is not included in the table. As of December 31, 2023, Mr. Hussey satisfied the age and service retirement criteria for these programs. See the Compensation Discussion and Analysis of this Proxy Statement for disclosure regarding amount earned.
(2)Reflects pro rata vesting for the three-year cash retention award granted in 2021. If a named executive officer’s employment is terminated due to death, disability, termination without cause or resignation with good reason, he or his estate will receive payment of a pro-rated portion of the retention award through the date of termination, based on the award agreement.
(3)The acceleration of equity varies by grant and type of termination as outlined in the preceding sections. The value shown is equal to the number of accelerated shares times the closing price on the last day of the fiscal year. These amounts do not include the value of stock that continues to vest per the original schedule post termination, including:
(a)     The 2022 and 2023 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2023 and prorated for the number of days that the executive was employed during the performance period.
(b)     All of the 2021 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2023, which is the conclusion of the performance period.
(c)    In the event an executive qualifies for an approved retirement, they would receive continued vesting of their stock per the schedule as outlined in the grant agreements. As of December 31, 2023, Mr. Hussey satisfied the age and service retirement criteria for these programs.
(c)    Time‐based restricted stock awards and restricted stock units are forfeited in the event of a Termination without Cause or Resignation for Good Reason.
(4)    In the event the total COC severance exceeds the IRC 280G safe harbor amount, then the executive’s total severance is reduced to the maximum safe harbor threshold amount as to not trigger any excise tax.
PAY VERSUS PERFORMANCE
The Company is providing the following disclosure about the relationship of the annual total compensation of our chief executive officer and other named executive officers to our total shareholder return, peer group shareholder return, our net income and our revenues. The information set forth below was not used by the Compensation Committee in setting compensation for our named executive officers as set forth in the Summary Compensation Table.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income ($'000s)	Revenues ($'000s)
2023	5,706,403	10,225,755	2,387,211	4,398,093	150	126	62,479	1,362,060
2022	6,066,630	8,811,255	2,637,060	3,593,717	106	122	75,552	1,132,455
2021	3,595,855	1,428,917	1,579,259	709,973	73	124	62,987	905,640
2020	3,991,446	1,314,867	1,691,684	1,003,158	86	94	(23,840)	844,127
(1)The principal executive officer (PEO) included in the summary compensation table total and compensation actually paid (CAP) total for 2023 was C. Mark Hussey. The PEO for years 2022, 2021 and 2020 was James H. Roth.

(2)The non-PEO NEOs included in the average summary compensation table total and average CAP for each year are as follows:
•2023 - J. Ronald Dail, John D. Kelly, and Ernest W. Torain, Jr.
•2022 - C. Mark Hussey, J. Ronald Dail, John D. Kelly and Ernest W. Torain, Jr.
•2021 - C. Mark Hussey, John D. Kelly and Ernest W. Torain, Jr.
•2020 - C. Mark Hussey, John D. Kelly, Ernest W. Torain, Jr. and Diane Ratekin
(3)CAP was calculated by subtracting from the summary compensation total the grant date fair value of awards included in the summary compensation total, adding/(subtracting) the year-over-year change in fair value of unvested equity, adding/(subtracting) the year-over-year change in fair value of prior years' unvested equity that vested in the current year (valued as of the vest date), and adding the fair value of equity compensation granted in the current year (valued as of year-end). No dividends were paid in any year presented.
Below is additional information on the total amount of equity compensation included in CAP for the PEO and the average amount of equity compensation included in CAP for the non-PEO NEOs for 2023:

	Components of PEO Equity Compensation Included in CAP				Components of non-PEO NEO Equity Compensation Included in CAP
($)	Fair Value of Equity Awards Granted in Current Year	Change in Fair Value of Unvested Equity Awards Granted in a Prior Year	Change in Fair Value of Equity Awards Vested in Current Year	Total Fair Value of Equity Awards included in CAP	Fair Value of Equity Awards Granted in Current Year	Change in Fair Value of Unvested Equity Awards Granted in a Prior Year	Change in Fair Value of Equity Awards Vested in Current Year	Total Fair Value of Equity Awards included in CAP
PSU	2,875,768	3,247,489	(7,552)	6,115,705	975,429	1,311,638	(3,253)	2,283,814
PSO	—	—	—	—	—	65,231	8,292	73,523
Restricted Stock	787,140	280,286	(21,054)	1,046,372	354,215	296,715	(6,048)	644,882
Total	3,662,908	3,527,775	(28,606)	7,162,077	1,329,644	1,673,584	(1,009)	3,002,219
(4)The pay versus performance table above and the graph below compare the cumulative total shareholder return (TSR) on our common stock against the cumulative TSR of the stocks making up an industry peer group from December 31, 2019 through December 31, 2023. The industry peer group, which is consistent with the peer group used by the Company for its S-K Item 201(e) disclosures within the 2023 Annual Report on Form 10-K, is comprised of the following companies: CRA International, Inc. (CRAI), FTI Consulting, Inc. (FCN), ICF International, Inc. (ICFI), Premier, Inc. (PINC) and Resources Connection, Inc. (RGP). The graph and table assume a $100 investment in Huron Consulting Group Inc. common stock and an index of the industry peer group on December 31, 2019. The annual TSR for each member of the peer group assumes all dividends are reinvested and was weighted based on its stock market capitalization at the beginning of each year presented.
The below graphs illustrate the relationship between the compensation actually paid (CAP) to the principal executive officer (PEO) and the average of the non-PEO NEOs and i) total shareholder return for Huron and the peer group, ii) revenues and iii) net income from 2020 through 2023.

Compensation Actually Paid (CAP) vs TSR
$94
$124
$122
$125
$150
$86
$73
$106
2020
2021
2022
2023
PEO CAP
Average Other NEO CAP
HURN TSR
Peer TSR

Compensation Actually Paid (CAP) vs Net Income
$(23,840)
$62,987
$75,552
$62,479
2020
2021
2022
2023
PEO CAP
Average Other NEO CAP
Net Income

Compensation Actually Paid (CAP) vs Revenues
$844,127
$905,640
$1,132,455
$1,362,060
2020
2021
2022
2023
PEO CAP
Average Other NEO CAP
Revenues

The increase in the PEO and Other NEO CAP in 2022 as compared to 2021 and 2020 is primarily due to the increase in the fair value of equity awards. From December 31, 2021 to December 31, 2022, our stock price increased from $49.90 to $72.60 and the expected funding of the 2020 and 2021 performance-based awards tied to performance against Adjusted Diluted EPS and Revenue Growth metrics increased from 0% to 19% for the 2020 awards and 100% to 153% for the 2021 awards. The increase in the PEO and Other NEO CAP in 2023 also related to the increase in the fair value of equity awards. From December 31, 2022 to December 31, 2023, our stock price increased from $72.60 to $103.80 and the expected funding of the 2021 and 2022 performance-based awards tied to performance against Adjusted Diluted EPS and Revenue Growth metrics increased from 153% to 194% for the 2021 awards and 100% to 182% for the 2022 awards.
Financial Performance Measures
The Compensation Committee uses the following four financial measures when determining actual compensation paid to the named executive officers:
•Revenue growth;
•Organic revenue growth;
•Adjusted EBITDA margin; and
•Adjusted diluted earnings per share.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our median-paid employee to the annual total compensation of Mr. Hussey, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For 2023:
•The annual total compensation of our median employee was $107,781.
•Mr. Hussey’s annual total compensation, as reflected in the Summary Compensation Table included in this Proxy Statement, was $5,706,403.
•Based on this information, the ratio of the annual total compensation of Mr. Hussey to the annual total compensation of our median employee is estimated to be 52.9 to 1.
The calculation of the 2023 CEO Pay Ratio used the same median employee as used in 2022. As permitted by SEC rules, we used the same median employee that was identified in the preparation of our pay ratio in 2022 because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. In 2022, we identified the median employee by examining the 2022 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022. We included all employees, whether employed on a full-time or part-time basis. We annualized the base compensation and bonus for all employees that were not employed by us for all of 2022 unless they were designated as temporary or seasonal positions.

In addition, in order to identify our median employee in 2022, we (i) utilized the exemption permitted under Item 402(u) of Regulation S-K to exclude a total of 137 employees from Canada, the United Kingdom, Singapore, and Switzerland (which, in the aggregate, comprised less than 5% of our total employee population as of December 31, 2022), resulting in a net employee population of 5,652, of which 1,575 are located in India and (ii) adjusted non-U.S. employee pay applying foreign currency exchange rates as of December 31, 2022.
We calculated 2023 annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2023, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.
In addition, Huron has a Code of Business Conduct and Ethics (the "Code of Conduct"), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his/her or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.
Compensation of the Vice Chairman
As of January 1, 2023, James H. Roth was appointed as Vice Chairman, Client Services by the Board and this change in role marked the conclusion of his tenure as an executive officer. In this new full-time capacity, Mr. Roth assists in strategic and market-facing activities concentrating on engaging directly with clients in Huron’s core industries, originating business in existing and adjacent markets and engaging with new clients, cultivating new client relationships, and ensuring exceptional service delivery across the company. In addition to his 44 years of client-focused experience, Mr. Roth continues to play an active and pivotal role mentoring and developing the next generation of Huron leaders. Mr. Roth does not receive compensation for his director duties but is remunerated commensurate with his new responsibilities for revenue generation, client service and developing leaders.
In 2023, Mr. Roth received compensation of $3,594,914 comprised of $902,081 for base salary, a $740,000 retention bonus, $1,017,000 non-equity incentive plan compensation, $1,027,257 stock award grants and $25,576 in other benefits. The retention bonus represents the second installment of the three-year cash retention award granted to Mr. Roth as chief executive officer in 2021 to retain his leadership through the COVID-19 pandemic. The stock awards include the grant date fair value of $170,029 for 2,342 restricted stock units granted on January 1, 2023, with a four year annual vesting schedule; and the grant date fair value of $857,228 for 7,954 performance share units granted on February 23, 2023, which represents the third, and final, component of the 2021 long-term incentive award awarded to executive officers in 2021 that is funded based on performance during the 2021-2023 performance cycle. For additional information on the 2021 long-term incentive award, please see the information in the Compensation Discussion and Analysis of this Proxy Statement.
Set forth below is a brief description of the material terms of the senior management agreement for Mr. Roth ("Roth Agreement") as previously disclosed on the Form 8-K filed by the Company on December 20, 2022.
Term: The Roth Agreement is effective January 1, 2023, and continued for one year from that date. Following the expiration of the initial one-year term, the Roth Agreement has been renewed and extended for an additional year. Any subsequent renewal will be for a one-year term or such longer period subject to the approval of the Board. The Roth Agreement may be earlier terminated by Mr. Roth or the Company pursuant to its terms.
Base Salary: The Roth Agreement entitles Mr. Roth to an annual base salary. For the 2023 calendar year, Mr. Roth's annual base salary was $900,000.

Annual Bonus: Each calendar year, Mr. Roth is eligible for an annual bonus in an amount determined by the Chief Executive Officer based on the Company’s and Mr. Roth’s performance and the Company’s compensation policies. For the 2023 calendar year, Mr. Roth's annual target bonus was $900,000.
Equity Awards: Mr. Roth is generally eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards to be determined by the Chief Executive Officer, subject to the approval of the Compensation Committee, based on the Company’s and Mr. Roth’s performance and the Company’s compensation policies. The terms and conditions of each equity award are subject to the terms of the applicable equity inventive plan of the Company and the equity awards' grant agreements.
Other Benefits: Mr. Roth is eligible to participate in the Company’s various health and welfare benefit plans for its similarly-situated employees. Additionally, Mr. Roth is eligible to participate in the executive physical program provided to key management employees.
Post-Termination Payments: If Mr. Roth's employment is terminated by the Company without Cause (as defined in the Roth Agreement), Mr. Roth will be entitled to: (i) severance pay in an amount equal to six months' of Mr. Roth's annual base salary (ii) continuation of medical benefits for 12 months upon the same terms as exist from time to time for active similarly-situated employees of the Company; and (iii) an amount in cash equal to the annual bonus that Mr. Roth would have earned for the year of termination had he remained employed for the year in which his termination occurs based on his performance, prorated for the number of completed days of employment during the year of termination.
Death or Permanent Disability: If Mr. Roth's employment is terminated due to Mr. Roth’s death or permanent disability, then Mr. Roth or Mr. Roth's estate will be entitled to (i) payment of Mr. Roth's base salary through the date of termination; (ii) if the termination due to Mr. Roth's death or permanent disability occurs during the initial one-year term of the Roth Agreement, an amount in cash equal to the then-prevailing target amount of Mr. Roth's annual bonus, prorated for the number of completed days of employment during that year; and (iii) vesting of any outstanding time-based or performance-based equity will be treated in accordance with the applicable equity agreement then in effect. Additionally, if Mr. Roth's employment is terminated due to Mr. Roth's death or permanent disability, then Mr. Roth or Mr. Roth's eligible dependents will be entitled to continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment for similarly-situated active employees of the Company for the six-month period immediately following the termination of employment.
Change of Control: Subsequent to the initial one-year term of the Roth Agreement, Mr. Roth is not entitled to enhanced compensation or benefits stemming from a termination due to a Change of Control.
The receipt of the post-termination benefits described above are conditioned on Mr. Roth’s compliance with the covenants, warranties, representations and agreements set forth in Roth Agreement, as well as his execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.
The Roth Agreement further provides that if any amount, right or benefit paid or payable to Mr. Roth under the Roth Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Roth under the Roth Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.
PROPOSAL 2
TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
The board of directors has unanimously approved, and recommends, that the Company's stockholders approve an Amendment to the Company’s Restated Certificate of Incorporation (the "COI") providing for the exculpation of the Company's officers (the “Exculpation Amendment”). The full text of the Exculpation Amendment is set forth in Appendix A to this Proxy Statement.
Background
In August 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) was amended to allow a Delaware corporation to adopt a provision in its certificate of incorporation to eliminate or limit monetary liability for certain corporate officers for breach of the fiduciary duty of care in certain circumstances. Previously, the DGCL allowed exculpation only of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation's president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) "named executive officers" identified in the corporation's SEC filings, and (iii) other individuals who have agreed with the corporation to be identified as officers of the corporation for purposes of Section 102(b)(7).

Consistent with Section 102(b)(7) prior to the recent amendments, our current COI provides for certain liability protections of directors. The Company is committed to reviewing and adopting corporate governance practices that are in the best interest of both the Company and its stockholders and has evaluated the Company’s liability protections under Section 102 that provides for the exculpation of its officers. After reviewing our governance practices, the board of directors has determined that it is in the best interest of the Company and its stockholders to adopt the Exculpation Amendment for the reasons outlined below.
Proposed Amendment to the Restated Certificate of Incorporation
The board of directors believes that amending our COI to provide protection from certain liabilities and expenses for certain of our officers is both necessary and in the best interests of the Company and its stockholders. In order to remain competitive and continue to attract and retain experienced and qualified executives, we believe it is essential to provide such protections for our officers, as similar officer exculpation provisions have been, and are likely to be, adopted by our peers and others with whom we compete for executive talent. Without such protections, prospective or current officers may be discouraged from accepting or continuing employment with the Company.
The proposed Exculpation Amendment would also more generally align the protections available to our officers with those protections currently available to our directors. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight. For similar reasons as to why we already grant these protections to our directors, we believe the Exculpation Amendment would enhance the ability of our officers to make decisions that will maximize Huron’s value and empower our officers to exercise their business judgment in furtherance of stockholder interests by decreasing concerns about personal risk of legal action while also minimizing the potential distraction posed by frivolous lawsuits and costs that are often borne by us either directly, through indemnification, or indirectly through higher insurance premiums.
Section 102(b)(7) of the DGCL, as amended, only permits, and the Exculpation Amendment would only permit, the exculpation of our officers in connection with direct claims brought by stockholders, but would not eliminate officers' monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by our stockholders in the name of the Company. In addition, as is currently the case with directors under our COI, the Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.
In determining the advisability of the Exculpation Amendment, the board of directors considered the narrow class and type of claims from which the covered officers would be exculpated from liability pursuant to Section 102(b)(7) of the DGCL, the limited number of our officers to which the protections would apply, and the benefits the board believes would accrue to the Company and its stockholders by extending exculpation protection to certain of its officers in addition to its directors. Given the potential benefits to the Company, including the associated benefits to our stockholders, and the limited types of claims that would be exculpated, the board recommends that the stockholders approve the Exculpation Amendment.
The text of the Exculpation Amendment is set forth in Appendix A to this Proxy Statement.
If the Exculpation Amendment is approved by our stockholders, then the Exculpation Amendment will become effective upon its filing with the Delaware Secretary of State.
Approval Required
The approval of the Exculpation Amendment requires the affirmative vote of at least two-thirds of the issued and outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Executed proxies will be voted “FOR” the approval of the proposal, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 3
TO APPROVE AN AMENDMENT TO THE COMPANY'S STOCK OWNERSHIP PARTICIPATION PROGRAM
To enable us to continue to attract and retain diverse, highly qualified employees, on [ ], 2024, our board of directors approved, subject to stockholder approval, an amendment to the Company's Stock Ownership Participation Program (the "SOPP" or "Plan") to increase the number of shares available for grant under the Plan by 200,000 shares and to extend the term of the Plan through May 3, 2034. A copy of the amendment to the Plan is attached as Appendix B to this Proxy Statement.
Background and Reasons for Amending the Plan
Huron operates in a highly competitive talent market and our compensation philosophy is focused on motivating and effectively rewarding our professionals for their significant contributions. To continue to attract and retain highly qualified employees, align those employees' interests with stockholders' interests, foster a strong commitment to the Company's growth strategy, and provide an opportunity to share in the growth of the Company, we believe it is critical to provide an opportunity for employee stock ownership.
Huron's non-qualified Stock Ownership Participation Program (the "SOPP" or "Plan") was initially approved by shareholder vote in 2015, and has since become a key feature of our Total Rewards program for employees who do not receive equity-based awards as part of their normal compensation plan. The SOPP encourages broad-based participation across our employee population. As of December 31, 2023, the SOPP was available to 6,286 eligible employees, which represents 95% of our global workforce.
Subject to the limitations set forth in the Plan, eligible employees may elect to contribute up to an aggregate amount of $20,000 per calendar year of their base salary and/or annual bonus through after-tax payroll deductions. Accumulated contributions made during the offering periods are used to purchase shares of the Company's common stock at the current stock price on the date of purchase.
Employees who purchase stock under the Plan receive a 25% restricted stock unit match, which vests after one year so long as the purchased shares are held by the employee for the specified holding period. The terms of the matched shares, including the number of shares granted and the vesting requirements, are set forth in a separate restricted stock unit grant agreement. We have chosen to offer a restricted stock unit match instead of a traditional discount in order to encourage participation by employees who are prepared to own Huron stock for the required holding period.
Forfeited shares subject to the restricted stock unit match under the SOPP will again become available for award under the SOPP, as will any shares that are retained by the Company as payment of tax withholding obligations upon vesting of the award.
The summary of the SOPP set forth above is qualified in its entirety by the full text of the SOPP plan document.
As of March 4, 2024, 106,651 shares of common stock remained available for grant under the Plan. With approval of the 200,000 share increase, the total number of shares available for future grant will increase to 306,651 shares, which represents approximately 1.7% of outstanding common shares.
Approval Required
The approval of the amendment to the SOPP requires the affirmative vote of the holders of a majority of the total shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Executed proxies will be voted "FOR" the approval of the proposal, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S STOCK OWNERSHIP PARTICIPATION PROGRAM.
Tax Consequences
The following provides only a general description of the applicable U.S. federal income tax laws to awards under the SOPP. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the SOPP. This summary does not address in any detail the effects of taxes imposed under state, local or foreign tax laws.
Purchase of Stock. The purchase of common stock pursuant to the SOPP is not a taxable event to the participant. A participant’s basis in the common stock purchased is equal to the participant’s purchase price on the date it is acquired. The Company is not entitled to an income tax deduction in connection with a participant's purchase of common stock pursuant to the SOPP.

Restricted Stock Awards and Restricted Stock Units. If a restriction on transferability and substantial risk of forfeiture applies to shares of common stock actually distributed to a participant under an award (such as a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction (subject to the limit under Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may choose to make a special filing to elect to be taxed at the time of grant of restricted stock rather than upon the lapse of restrictions on transferability or risk of forfeiture, but if the participant subsequently forfeits such shares of common stock or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of shares of common stock on which he or she previously paid tax.
If no substantial risk of forfeiture applies to property distributed to a participant, the participant generally must recognize ordinary income equal to the fair market value of shares of common stock actually received.
With respect to restricted stock units, the participant generally must recognize ordinary income for U.S. income tax purposes when the award is paid in an amount equal to the amount payable or, if the award is settled in shares of common stock, the fair market value on the date of distribution, and we would normally be entitled to a corresponding deduction.

PROPOSAL 4
ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron annually asks its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”
The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements.
Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2024. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the Annual Meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.
Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.
AUDIT AND NON-AUDIT FEES
The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and December 31, 2022, and fees for other services rendered by PwC during those periods:

	2023	2022
	(in thousands)
Audit Fees	$1,695	$1,675
Audit-Related Fees	$10	$20
Tax Fees	$274	$268
All Other Fees	$11	$10
Total	$1,990	$1,973
Audit Fees—all services, including tax services, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements, comfort letters, statutory audits, attest services and consents; and assistance with and review of documents filed with the SEC.
Audit-Related Fees—attest services that are not required by statute or regulations.
Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).
All Other Fees—any other service that is not audit, audit-related or a tax service.
The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2023 and 2022 were compatible.

POLICY ON AUDIT COMMITTEE PREAPPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.
The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Audit Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. As appropriate, the Audit Committee then preapproves the services and the related estimated fees. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.
REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries in accordance with the duties and responsibilities outlined in the Audit Committee charter.
Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of its consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.
The Audit Committee, with the assistance and support of Huron's management and its finance and accounting team, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2023.
These activities included, but were not limited to, the following for the fiscal year ended December 31, 2023:
•Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.
•Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2023. Management has the primary responsibility for such financial statements.
•Discussed with PwC the matters requiring discussion under current auditing standards.
•Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.
In reliance on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.
Peter K. Markell, Chairman
H. Eugene Lockhart
John McCartney
Hugh E. Sawyer

SUBMISSION OF STOCKHOLDER PROPOSALS
In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 22, 2024 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials), including stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees pursuant to Rule 14a-19 under the 1934 Act, must provide notice to the Corporate Secretary no earlier than January 3, 2025 and no later than February 2, 2025. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.
OTHER MATTERS
Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the Annual Meeting. Should any other matters requiring a vote of the stockholders arise, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
The Company will bear the cost of soliciting proxies. In addition, to the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Ernest W. Torain, Jr.
Executive Vice President, General Counsel and Corporate Secretary
Chicago, Illinois March 22, 2024

APPENDIX A
TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION OF
HURON CONSULTING GROUP INC.
Huron Consulting Group Inc. (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),
DOES, HEREBY CERTIFY:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the Restated Certificate of Incorporation of the Corporation (the “Amended Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on July 28, 2023, and has been duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the GCL.
2.Article VI of the Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:
“ARTICLE VI
Liability of Directors and Officers
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as to liability to the extent such exemption from liability or limitation thereof is not permitted under the paragraph (7) of subsection (b) of Section 102 of the GCL, as the same exists or may hereafter be amended. If the GCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."
3.Except as amended hereby, all other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.
* * * *

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the officer below this [•] day of [•], 2024.
By:
Name: [•]
Title: [•]

APPENDIX B
AMENDMENT TO THE HURON CONSULTING GROUP INC. STOCK OWNERSHIP PARTICIPATION PROGRAM
THIS AMENDMENT (this "Amendment") to the Huron Consulting Group Inc. Stock Ownership Participation Program, (the "Plan") is adopted by the Board of Directors (the "Board") of Huron Consulting Group Inc., a Delaware corporation (the "Company"), on [ ], 2024, effective as of the date of the date of the Company's Annual Meeting of Stockholders that occurs in 2024, provided that it is approved by the Company's stockholders on that date (the "Amendment Date"). Any capitalized terms used and not defined herein shall have the meaning set forth in the Plan.
WHEREAS, pursuant to Section 16 of the Plan, the Board or Compensation Committee may at any time revise or amend the Plan, provided that no amendment to the Plan will be made without the approval of the Company's stockholders if such amendment would increase the aggregate number of shares of Common Stock that may be issued under the Plan; and
WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders:
NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:
1. The first sentence of Section 13 (b) of the Plan is hereby amended and restated in its entirety as follows:
“(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 hereof or as otherwise set forth herein, the maximum number of Shares which shall be made available for sale or issuance under the Plan shall be nine hundred thousand (900,000) shares (comprised of: (i) the three hundred thousand (300,000) shares of Common Stock authorized under the Plan as originally adopted; (ii) an additional four hundred thousand (400,000) shares of Common Stock authorized in the amendment of the Plan effective May 8, 2020; and (iii) an additional two hundred thousand (200,000) shares of Common Stock authorized in the amendment of the Plan effective May 3, 2024.”
2. The text in Section 21 is hereby amended and restated in its entirety as follows:
"Term of the Plan. The Plan shall continue in effect until May 3, 2034, unless sooner terminated under Section 16."
3. This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.
4. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.
5. Except as amended above, the Plan shall remain in full force and effect.

HURON CONSULTING GROUP INC.
550 W. VAN BUREN STREET, 17TH FLOOR
CHICAGO, IL 60607

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 2, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HURN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 2, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V33079-P04060 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HURON CONSULTING GROUP INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect to the board of directors the three persons nominated by the board of directors to serve as Class II Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) C. Mark Hussey
02) Hugh E. Sawyer
03) Debra Zumwalt

The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date